                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


   Date of Report (date of earliest event reported):        October 16, 2001
                                                            ----------------


                        WEBB INTERACTIVE SERVICES, INC.
                        -------------------------------
            (Exact name of registrant as specified in its charter)


                                   Colorado
                        -------------------------------
                (State or other jurisdiction of incorporation)



        0-28462                                            84-1293864
        -------                                            ----------
(Commission File Number)                       (IRS Employer Identification No.)



  1899 Wynkoop, Suite 600, Denver, CO                      80202
---------------------------------------                    -----
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code:  (303) 296-9200
                                                     --------------



                                      N/A
            ------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 5. OTHER EVENTS.

        On October 16, 2001, the Company terminated its AccelX business. Accordingly, the Company has reflected this business as a discontinued operation in its financial statements as of and for the years ended December 31, 2000 and 1999, and has revised the related management's discussion and analysis of financial condition and results of operations.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS.

        (a)  Financial Statements.

             Form 10-KSB, Annual Report for the fiscal year ended December 31, 2000

             . Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations

             . Item 7. Financial Statements: Consolidated Financial Statements for the Years Ended December 31, 2000 and 1999


        (c)  Exhibits:

             23.1   Consent of Independent Public Accountants


                                  SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  November 29, 2001  WEBB INTERACTIVE SERVICES, INC.



                                       By      /s/ Lindley S. Branson
                                             ---------------------------
                                             Lindley S. Branson

                                        Its: Vice-President/General Counsel

Item 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

General

        Webb is the founder and the majority stockholder of Jabber, a company in the early stages of building extensible instant messaging software products and services. We formed Jabber in February 2000, to commercialize the Jabber.org instant messaging system begun in 1998 by Jeremy Miller, the founder of this open-source movement. We became the commercial sponsor of the Jabber.org open-source movement in September 1999, in connection with our employment of Mr. Miller.

        During July 2000, we completed a business plan for Jabber. The plan focused Jabber's business development efforts on three areas:

        . Providing professional services to help companies implement, customize and host instant messaging applications;
        . Developing instant messaging services for businesses, which may be either licensed or delivered on an application service provider business model; and
        . Developing open gateway services through strategic relationships with companies in the areas of Internet protocol telephony, mobile services, customer services and exchange services.

        On March 1, 2001, Jabber introduced the Jabber Commercial Server 2.0, a highly scaleable Jabber server that provides the foundation for current and future server products. Jabber Commercial Server 2.0 provides enterprises and service providers with enhanced performance, scalability, reliability and security compared to the Jabber open-source software. Through March 2001, Jabber's activities focused primarily on promoting the wide-spread use of the Jabber open-source instant messaging protocol (XMPP), providing professional services to businesses desiring to test the Jabber open-source platform and developing the Jabber Commercial Server 2.0 software. At December 31, 2000, we owned approximately 91% of Jabber.

        Jabber's business plan includes leveraging the large commercial development network and the innovations being sponsored in the open-source community as the primary sources for new customers and strategic relationships.

        Prior to October 16, 2001, we were also engaged in developing software products and services designed to assist small businesses in developing, maintaining and strengthening local buyer-seller relationships. This business was terminated on October 16, 2001, as we were unable to obtain financing for this business on acceptable terms and market conditions for these products and services were continuing to develop at a slower rate than we had anticipated.
In connection with the termination of this business, we granted a license for software used in this business to Nextron Communications, Inc. for a license fee of $1 million and sold assets used in this business to Nextron Communications for an initial purchase price of $500,000. If Nextron Communications completes a financing for at least $2 million by January 31, 2002, it will pay us an additional $750,000 for these assets. If the financing transaction is not completed by January 31, 2002, but is completed by June 30, 2002, then Nextron Communications will pay us an additional $350,000 for the assets. If the financing transaction is not completed by June 30, 2002, then we will not receive any additional consideration for the assets. In the third quarter of 2001 we recorded an non-cash impairment loss of $1,019,301 because the fair value of the intangibles that were part of our AccelX business indicated that the carrying amount of those assets were impaired, primarily related to the goodwill and intangible assets from the acquisition of Update Systems, Inc. in 2000. Unless we receive additional proceeds, we will record a net zero gain in the fourth quarter of 2001 from the sale of the assets.

        We have incurred losses from operations since inception. At December 31, 2000, we had an accumulated deficit of approximately $91.5 million. The accumulated deficit at December 31, 2000, included approximately $51.6 million of non-cash expenses related to the following:

        . Beneficial conversion features related to the 10% convertible note payable, preferred stock and preferred stock dividends;
        .  Reset of warrant exercise prices;
        .  Stock and stock options issued for services;

     .  Warrants issued to customers;
     . Interest expense on the 10% convertible note paid by the issuance of similar notes;
     . Amortization of intangible assets acquired in consideration for the issuance of our securities;
     .  Impairment loss on acquired intangible assets and goodwill;
     . Write-off of securities received for our e-banking business; and . Preferred stock dividends.

     As a result of the $2.5 million preferred stock private placement we completed in February 2001, we recorded in the first quarter of 2001 an additional non-cash expense totalling approximately $2 million associated with issuance of our series C-1 preferred stock. In addition, we recorded an additional non-cash expense totalling approximately $3.3 million associated with the reset of conversion prices for our series B-2 preferred stock and 10% convertible note payable as well as the reset of exercise price for certain warrants issued in connection with our series B preferred stock private placement. We may record substantial additional non-cash charges in connection with future financings.

     The accompanying consolidated financial statements have been prepared assuming that Webb will continue as a going concern. Among other factors, we have incurred significant and recurring losses from operations, and such losses are expected to continue in the near future, which, combined with our current inadequate working capital, and substantial short-term liabilities raises substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern. The report of Arthur Andersen LLP, our independent public accountants, issued with regard to our financial statements for the year ended December 31, 2000, included a paragraph expressing substantial doubt about our ability to continue as a going concern.

     We have not been profitable since inception. Our ability to become profitable depends on our ability to market our products and services and generate revenues sufficient to exceed our expenses. Because of the new and evolving nature of the Internet and Jabber's early stage of development, we cannot predict whether our revenue model will prove to be viable, whether demand for our products and services will materialize at the prices we expect to charge, or whether current or future pricing levels will be sustainable.

RESULTS OF OPERATIONS

Twelve Months Ended December 31, 2000 and 1999.

     Due to the termination our AccelX business segment on October 16, 2001, continuing operations of Webb refer to the Jabber business segment and Webb's corporate activities. Jabber commenced operations in May 2000, and was a development-stage enterprise through March 2001, at which time it released its initial proprietary IM software product. During 2000, Jabber earned revenue from professional service engagements in which Jabber customized its commercial server software and the open-source IM software for customers.

Revenues:

Components of net revenues from continuing operations and cost of revenues are as follows:

                                                  Year Ended
                                                 December 31,
                                          -------------------------
                                             2000           1999
                                          ----------     ----------
Net revenues:
 Licenses                                  $  25,000       $      -
 Services                                    305,875              -
                                          ----------     ----------
   Total net revenues                        330,875              -
                                          ----------     ----------

Cost of revenues:
 Cost of licenses                                424              -
 Cost of services                            494,302              -
                                          ----------      ---------
   Total cost of revenues                    494,726              -
                                          ----------      ---------
Gross margin                               $(163,851)      $      -
                                          ==========      =========

     License revenues represent fees earned for granting customers licenses to use Jabber software products. Software revenue recognized in 2000 was from a single license of Jabber's IM client software to a customer for $15,000 and from a one-time source code license fee by Webb of $10,000 for a product previously sold by DCI.

     Services revenues consist principally of revenue Jabber earned primarily from two professional service engagements in which Jabber customized its commercial server software and the open-source IM software for customers.

Cost of Revenues:

     Cost of license revenues consists of shipping costs to deliver software products. Cost of service revenues consists of compensation costs and consulting fees associated with performing custom programming, installation and integration services for Jabber's customers and support services. Cost of service revenues was $494,302 for the year ended December 31, 2000, or 162% of net service revenues. Included in cost of service revenues are fixed costs Jabber incurred in the third and fourth quarter of 2000 associated with the establishment of separate professional service and support organizations in anticipation of higher sales volume. With the formation of these two organizations, Jabber incurred fixed expenses of $343,463 in 2000 for these costs which were comprised primarily of employee compensation and other employee related costs.

Operating Expenses:

     Sales and marketing expenses consist primarily of employee compensation, cost of travel, advertising and public relations, trade show expenses, and costs of marketing materials. Sales and marketing expenses were $468,972 for the year ended December 31, 2000, or 142% of net revenues compared to zero for 1999 . During 2000, Jabber hired 6 employees and incurred $210,793 in related compensation expense. Jabber also incurred $125,310 for consulting expenses associated with marketing and public relations and $72,562 in trade show expenses. We expect Jabber's sales and marketing expenses to increase on an absolute dollar basis in future as Jabber continues to market its products and services, develop business relationships and execute its sales plan.

     Product development expenses consist primarily of employee compensation and programming fees relating to the development and enhancement of the features and functionality of Jabber's software products and services. During 2000, all product development costs were expensed as incurred. Product development expenses were $1,416,590 for the year ended December 31, 2000, or 428% of net revenues. There were no Jabber related product development expenses in 1999. During 2000, Jabber hired 19 employees and incurred $803,333 in related compensation expense. Jabber also incurred $427,372 in contract labor and consulting expenses associated with augmenting its development team; and $77,618 in employee recruiting and relocation costs. We believe that significant investments in product development are critical to attaining Jabber's strategic objectives and, as a result, we expect Jabber's product development expenses to continue to increase in future periods.

     General and administrative expenses consist primarily of employee compensation, consulting expenses, fees for professional services, and non-cash expense related to stock and warrants issued for services. General and administrative expenses were $9,411,549 for the year ended December 31, 2000, or 2844% of net revenues, compared with $5,736,482 for the year ended December 31, 1999. General and administrative expenses specifically related or allocated to Jabber were $4,682,641 for the year ended December 31, 2000. During 2000, Jabber hired 3 employees and incurred $178,389 in related compensation expense. Jabber also incurred $2.8 million in consulting fees incurred with Diamond Technology Partners Inc. in connection with the development of its business plan, of which $690,000 was paid in securities of Jabber in the third quarter of 2001. In addition, Jabber incurred $934,945 for its share of Webb's corporate expenses, comprised primarily of employee wages and other employee related expenses; and $306,337 of non-cash expenses for Jabber common stock it granted to two Jabber employees, an officer of Webb, and other third-parties. We expect Jabber's general and administrative expenses to increase in future periods as Jabber continues to build the administrative infrastructure needed to support its business.

     General and administrative expenses specifically related or allocated to Webb, primarily for general corporate activities, were $4,728,908 for the year ended December 31, 2000, or 1429% of net revenues, compared with $5,736,482 for the year ended December 31, 1999. During 2000, general and administrative expenses were reduced by $934,945 from the allocation to Jabber its portion of these expenses. General and administrative expenses were further reduced in 2000 as a result of incurring $462,788 less in non-cash expenses related to the issuance of Webb's securities for payment of services. These reductions were partially off-set by (i) an increase of $156,381 in costs associated with our annual shareholder meeting including publication and mailing of our annual report; (ii) increased regulatory filing fees of $134,647 primarily from stock market listing fees associated with our move to the Nasdaq National Market;
(iii) increased consulting fees of $156,045 associated with fees paid to third-party investor relation firms; and (iv) increased office rent and related facility costs totalling $149,476 as we moved to a new office location during the second quarter of 2000. In future periods, we expect corporate general and administrative expenses to decrease as a percentage of revenues as our revenues increase.

     Depreciation and amortization was $2,057,900 for the year ended December 31, 2000, compared to $124,809 for the year ended December 31, 1999. During 2000, Jabber recorded amortization expense totalling $1,647,488 related to intangible assets Webb contributed to Jabber arising from intangible assets Webb acquired from Durand Communications. These intangible assets were contributed to Jabber in July 2000, at Webb's carry-over basis. Included in loss from discontinued operations is amortization expense totalling $6,699,719 for our AccelX business related to intangible assets and goodwill we acquired from Durand Communications (prior to July 2000), NetIgnite, and Update Systems. Because our business has never been profitable, and due to the other risks and uncertainties discussed herein, it is possible that an analysis of these long-lived assets in future periods could result in a conclusion that they are impaired, and the amount of the impairment could be substantial. If we determine that these long-lived assets are impaired, we would record a charge to earnings, which could be as much as the remaining net book value of the assets. As a result of the termination of our AccelX business in October 2001, we recorded an additional impairment charge of $1,019,301 in the third quarter of 2001 related to AccelX intangible assets.

     During the year ended December 31, 2000, Jabber recorded an impairment loss totalling $1,302,204 from its assessment of the impairment of assets contributed by Webb from Webb's acquisition of Durand Communications. Included in net loss from discontinued operations is an impairment loss totalling $6,866,700 from our assessment of the impairment of assets used in our AccelX business from assets acquired in the purchase of Durand Communications and Update Systems. The impaired assets consisted of developed technology and goodwill as summarized in the following table:

                                Durand              Update          Total
                            --------------      --------------  -------------
Developed technology          $ 3,261,751         $         -     $ 3,261,751
Goodwill                        1,471,346           3,435,807       4,907,153
                            -------------       -------------   -------------
 Total impairment loss        $ 4,733,097         $ 3,435,807     $ 8,168,904
                            =============       =============   =============

     Durand was acquired in 1999. The primary asset that Webb acquired in this transaction was the group communications software developed by Durand. Elements of the Durand technology have been integrated with our Jabber instant messaging software. Webb contributed these intangibles at its carry-over basis to Jabber in July 2000. NetIgnite was acquired in 1999 for its web site publishing technology, which has been integrated into our AccelX product line. Update Systems was acquired during the first week of 2001. Update Systems had developed a notification product for small businesses which we believed could be easily integrated into our AccelX product line and, pending this integration, sold as a stand-alone product. Based on a review of the acquired technologies in combination with our evolving business plan, we determined that only a portion of such acquired technologies are utilized in our current products. Further, substantially less revenue had been recorded from products incorporating the acquired technologies than was originally expected and our current estimated revenues projected to be earned from the purchased technologies are also less than previously forecasted. During the fourth quarter of 2000, it became apparent that due to an overall economic slow down and its impact on our customers, coupled with substantial volatility in the capital and business environment and delays in purchasing decisions for new Internet-related products and services by large aggregators of small businesses, that the carrying amount of the acquired intangibles should be assessed for impairment. As a result, we assessed impairment by comparing the estimated undiscounted net cash flows expected to be generated from our current product offerings which use the purchased technologies to their remaining net book values of the assets. Our analysis showed that such assets were in fact impaired. Accordingly, the impairment charge was recorded based upon the difference between the carrying amount and the estimated fair value of the assets, determined using the net present value of the estimated future cash flows. We will continue to evaluate the carrying value of the remaining intangible assets for possible impairment. Such a review may indicate further impairment that would require us to record additional losses in future periods and those losses could be substantial. As a result of the termination of our AccelX business in October 2001, we recorded an additional impairment charge of $1,019,301 in the third quarter of 2001 related to AccelX intangible assets.

Other Income and Expenses:

     Interest income was $731,808 for the year ended December 31, 2000, compared to $225,712 for the year ended December 31, 1999. We earn interest by investing surplus cash in highly liquid investment funds or AAA or similarly rated commercial paper.

     Interest expense was $1,124,011 for the year ended December 31, 2000, compared to $2,352,062 for the year ended December 31, 1999. We recorded the following interest expense related to the 10% convertible note payable:

                                                   Year Ended December 31,
                                               -------------------------------
                                                     2000             1999
                                               -----------------   -----------
Interest paid with principal-in-kind notes         $  154,110      $        -
Amortization of discount                              198,744         124,615
Amortization of financing costs                       591,075          45,142
Beneficial conversion feature                               -       1,967,522
                                                   ----------      ----------
   Total non cash interest expense                    943,929       2,137,279
Interest expense payable in cash                       63,014         173,973
                                                   ----------      ----------
   Total 10% note payable interest expense         $1,006,943      $2,311,252
                                                   ==========      ==========

     Loss on disposition of property and equipment totalled $344,341 for the year ended December 31, 2000. This resulted primarily from the relocation of our offices and the write off of unamortized leasehold improvements, including the cost of our computer center build-out, and disposed of existing office furnishings and equipment.

Discontinued Operations:

     On September 12, 2000, we sold our e-banking segment to a privately held company for consideration valued at $487,873, which was approximately the same as the net book value of the net assets of this segment. We received $39,700 in cash and 181,176 shares of the purchaser's common stock recorded at a value of approximately $2.47 per share. We estimated the fair value of the stock based on our assessment of the buyers business prospects and the value of the assets we sold to them.

     At the time of the sale, which closed in September 2000, the purchaser had in place temporary financing and had initiated efforts to obtain permanent financing. Due to the specific circumstances surrounding the purchaser and the overall valuation environment for early-stage technology companies at the end of 2000, we reviewed the recorded value of these shares and determined that their value was likely to be permanently impaired. The additional funding did not materialize and in February 2001, the purchaser closed its business. As a result, we determined that the fair market value as of December 31, 2000, was zero, and that the decline in value was not temporary. Accordingly, we recorded a charge to earnings from continuing operations totalling $448,172 for the year ended December 31, 2000.

     On October 16, 2001, we terminated our AccelX local commerce business. In connection with the termination of this business, we granted a perpetual license for software used in this business to Nextron for a license fee of $1 million . The terms of this perpetual license transfers substantially all of our rights and their related value for this technology. In addition, we sold assets used in this business to Nextron for an initial purchase price of $500,000. In the event that Nextron completes a qualifying financing transaction by January 31, 2002, Nextron will pay Webb an additional $750,000 for the assets. If the financing transaction is not completed by January 31, 2002, but is completed by June 30, 2002, Nextron will pay Webb an additional $350,000 for the assets. If the financing transaction is not completed by June 30, 2002, Webb will not receive any additional consideration for the assets.

     As a result of the termination of this business, based upon the indicated fair value of these assets, we recorded an impairment loss of $1,019,301 in the third quarter of 2001, related to intangible assets we acquired from Update Systems, Inc. in January 2000. We expect to recognize a nominal gain from the sale of the tangible and intangible assets after deducting selling expenses of approximately $177,000. The receipt of any additional proceeds as indicated above will increase the gain we recognize from the sale of these assets.

     The sales of these segments are reflected as a sale of discontinued operations in the accompanying consolidated financial statements. Accordingly, the revenues, costs and expenses of these discontinued operations have been excluded from the respective captions in the Consolidated Statement of Operations and have been reported as "Loss from discontinued operations" for all periods presented.

     Summarized financial information for the discontinued operations are as follows:

                                                                              Year Ended December 31,
                                                                   ------------------------------------------
AccelX Business Segment:                                                  2000                       1999
                                                                   ---------------             --------------
 Net revenues                                                         $  3,683,519                $ 1,193,196
                                                                   ---------------             --------------
 Costs and expenses:
    Cost of revenues                                                     3,015,779                  1,363,758
    Sales and marketing expenses                                         2,570,701                  1,726,004
    Product development expenses                                         3,960,382                  2,891,569
    General and administrative expenses                                    930,101                    575,062
    Customer acquisition costs                                                   -                    941,684
    Depreciation and amortization                                        7,097,223                  2,777,714
    Impairment loss                                                      6,866,700                          -
                                                                   ---------------             --------------
      Total costs and expenses                                          24,440,886                 10,275,791
                                                                   ---------------             --------------
 Operating loss                                                        (20,757,367)                (9,082,595)
 Other income and expenses:
    Loss on foreign currency transactions                                 (130,357)                         -
    Equity in loss of subsidiary                                                 -                   (127,083)
                                                                   ---------------             --------------
 Loss from AccelX discontinued operations                             $(20,887,724)               $(9,209,678)
                                                                   ===============             ==============

E-banking Business Segment: (2000 amounts include activity
through September 12, 2000 only)
 Net revenues                                                         $    497,821                $   751,087
 Costs and expenses:                                                      (701,193)                  (830,863)
                                                                   ---------------             --------------
 Net loss from e-banking discontinued operations                      $   (203,372)               $   (79,776)
                                                                   ===============             ==============

Minority Interest:

     Minority interest arises from the allocation of losses in our Jabber subsidiary to its minority stockholders. During 2000, we granted Jabber common stock to three Webb officers and other third parties for services rendered and to be rendered which vest over time, from the date of issuance through September 2002. We allocate a portion of Jabber's net losses to the minority stockholders to the extent of their share in net assets of Jabber. For the year ended December 31, 2000, we allocated $276,337 of Jabber's losses to its minority stockholders. If, in future periods, Jabber sell stock to parties other than Webb, we will allocate additional Jabber losses to minority stockholders.

Net Loss Applicable to Common Stockholders:

     Net loss allocable to common stockholders was $48,853,667 for the year ended December 31, 2000, compared to $21,866,012 for the year ended December 31, 1999. We recorded non-cash expenses for the following items:

                                                                           Year Ended December 31,
                                                                 -------------------------------------------
                                                                       2000                     1999
                                                                 -----------------       -------------------
Amortization of intangible assets and goodwill                        $ 8,347,207            $ 2,523,351
Impairment loss                                                         8,168,904                      -
Stock and warrants issued for services                                  1,478,232              1,814,682
Customer acquisition costs                                                      -                941,684
Amortization of discount and placement fees to interest
 expense and non-cash interest related to the 10% convertible
 note payable                                                             943,929              2,137,279
Write-of of investment in common stock                                    448,172                      -
Preferred stock dividends                                                 373,126                272,663
Accretion of preferred stock                                           11,660,000              4,316,254
                                                                 ----------------        ---------------
Total                                                                 $31,419,570            $12,005,913
                                                                 ================        ===============

     The increase in losses reflect losses from Jabber totalling $7,600,756 for the year ended December 31, 2000, and expenses in corporate general and administrative areas have increased at a faster rate than revenues. We expect to continue to experience increased operating expenses during 2001, from Jabber and as we continue to develop new product offerings and the infrastructure required to support our anticipated growth. We expect to report operating and net losses for 2001 and for one or more years thereafter.

     Twelve Months Ended December 31, 1999 and 1998.

     Due to the termination our AccelX business segment on October 16, 2001, and the sale of our e-banking business in September 2000, continuing operations of Webb refer to Webb's corporate activities, which is comprised of general and administrative expenses. Consequently, the operating results for our AccelX and e-banking businesses are reflected as discontinued operations in the discussion of our results of operations that follow.

     Operating Expenses:

     General and administrative expenses consist primarily of employee compensation, consulting expenses, fees for professional services, and the non-cash expense of stock and warrants issued for services. General and administrative expenses were $5,736,482 for the year ended December 31, 1999, compared to $5,496,235 for the year ended December 31, 1998. The increase in absolute dollars was primarily attributable to (i) an increase in compensation costs of $447,182; (ii) increases in legal and accounting fees of $164,060 generally associated with regulatory filings; (iii) increases in office rent expense of $120,903 as we expanded our office space during 1999; and

(iv) increases in investor relation expenses. These increases were partially offset by a decrease in non-cash expenses for stock and options we issued for services of $405,120 and a $322,677 decrease in fees we paid to consultants.

     Depreciation and amortization was $124,809 for the year ended December 31, 1999, compared to $103,378 for the year ended December 31, 1998.

Other Income and Expenses:

     Interest income was $225,712 for the year ended December 31, 1999, compared to $146,830 for the year ended December 31, 1998. During 1999, we also recorded $22,050 of interest income from our note receivable from Durand Communications.

     Interest expense was $2,352,062 for the year ended December 31, 1999, compared to $7,024 for the year ended December 31, 1998. During 1999, we recorded $2,311,252 of interest expense related to the 10% convertible note payable we issued in August 1999, including (i) $173,973 of cash interest expense and (ii) non-cash charges of $2,092,137 related to amortization of the beneficial conversion feature and the discount recorded for the issuance of a common stock purchase warrant; and (iii) $45,142 related to the amortization of financing fees.

Discontinued Operations:

     In September 2000, we sold our e-banking business segment to a privately held company. We also terminated our AccelX business in October 2001. Consequently, the sale and termination of these segments are reflected as a discontinued operations in our consolidated financial statements. Accordingly, the revenues, costs and expenses of these discontinued operations have been excluded from the respective captions in the Consolidated Statement of Operations and have been reported as "Loss from discontinued operations," for all years presented as summarized in the following table:

                                                                            Year Ended December 31,
                                                                  -------------------------------------------
AccelX Business Segment:                                                1999                       1998
                                                                  ----------------           ----------------
 Net revenues                                                        $ 1,193,196                $ 1,589,380
                                                                  --------------             --------------
 Costs and expenses:
    Cost of revenues                                                   1,363,758                  1,291,537
    Sales and marketing expenses                                       1,726,004                  2,479,029
    Product development expenses                                       2,891,569                  1,264,287
    General and administrative expenses                                  575,062                    462,382
    Customer acquisition costs                                           941,684                    560,824
    Depreciation and amortization                                      2,777,714                    687,777
                                                                  --------------             --------------
      Total costs and expenses                                        10,275,791                  6,745,836
                                                                  --------------             --------------
 Operating loss                                                       (9,082,595)                (5,156,456)

 Other income and expenses:
    Equity in loss of subsidiary                                        (127,083)                         -
                                                                  --------------             --------------
 Loss from AccelX discontinued operations                            $(9,209,678)               $(5,156,456)
                                                                  ==============             ==============


E-banking Business Segment:
 Net revenues                                                        $   751,087                $   227,098
 Costs and expenses:                                                    (830,863)                  (536,621)
                                                                  --------------             --------------
 Net loss from e-banking discontinued operations                     $   (79,776)               $  (309,523)
                                                                  ==============             ==============

Net Loss Applicable to Common Stockholders:

     Net losses allocable to common stockholders were $21,866,012 for the year ended December 31, 1999, compared to $15,762,372 for the year ended December 31, 1998. We recorded non-cash expenses for the following items:

                                                                           Year Ended December 31,
                                                               ---------------------------------------------
                                                                       1999                      1998
                                                               -------------------       -------------------
Amortization of intangible assets and goodwill                      $ 2,523,351               $         -
Customer acquisition costs                                              941,684                   560,824
Amortization of beneficial conversion, discount and placement fees to interest expense related to the 10% convertible note
 payable                                                              2,137,279                         -
Stock and warrants issued for services                                1,814,082                 2,309,804
Preferred stock dividends                                               272,663                   329,120
Accretion of preferred stock                                          4,316,254                 4,816,989
                                                               ----------------          ----------------
Total                                                               $12,005,913               $ 8,016,737
                                                               ================          ================

     The increase in losses reflect expenses in sales and marketing, product development, and general and administrative areas that have increased at a faster rate than revenues. This is due to the time lag associated with product development and market introduction as well as the long sales cycle for most of our products and services.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 2000, we had cash and cash equivalents of $4,837,020 and working capital of $2,880,961. We financed our operations and capital expenditures and other investing activities during 2000 primarily through the sale of securities (See Notes 8 and 10 of Notes to Consolidated Financial Statements for information regarding these sales of securities).

     We used $15,633,784 in cash to fund our operations for the year ended December 31, 2000, compared to $8,603,881 for the year ended December 31, 1999. The increase in net cash used resulted primarily from (i) cash used by the operations of Jabber which totalled approximately $5.2 million, (ii) an increase in costs paid for continued development of our products and services; (iii) increased direct costs and support costs associated with increased head count;
(iv) payment of 1999 performance bonuses in the first quarter of 2000; and (v) costs incurred in 2000 associated with opening European markets.

     We used an additional $2,315,784 in cash for investing activities, including $2,138,370 for purchases of property and equipment, during the year ended December 31, 2000, compared to $2,388,592 during the year ended December 31, 1999.

     Following the FTTI purchase of Jabber preferred stock in July and September 2001, our Webb and Jabber business are being separately funded. We believe that the $4.25 million investment by FTTI in Jabber will be sufficient to fund Jabber's activities into the first quarter of 2002. In addition to the $4.25 million already invested by FTTI, the preferred stock purchase agreement executed in July 2001, provides for, subject to certain conditions, the sale to FTTI of an additional $2 million worth of Jabber preferred stock. We believe the additional proceeds from this transaction would be adequate to sustain our Jabber operations through at least 2002. In addition to the funds that FTTI may provide, we intend to seek up to an additional $3 million to fund Jabber's business from other investors . There can be no assurances that Jabber will satisfy the revenue conditions for the additional $2 million investment from FTTI or that any additional funding will be available to Jabber. If Jabber is not successful in obtaining funding in appropriate amounts or on appropriate terms, we would consider additional reductions in Jabber's operating activities.

     During October 2001, we terminated our AccelX business and received $1.5 million in connection with the licensing of AccelX software and the sale of AccelX assets. The asset purchase agreement provides for the purchaser to pay Webb additional proceeds ranging from $350,000 to $750,000 if the purchaser completes a financing transaction no later than June 30, 2002 (See Note 22 to Notes to Consolidated Financial Statements). We believe that these proceeds received will be sufficient to fund Webb's operations only until January 2002. We need to raise approximately $4 million to pay trade payables ($900,000), provide a reserve for the payment of the convertible note due in August 2002 ($2 million), and fund Webb's operating expenses throughout 2002. We have begun discussions for an additional $7.5 million of funding for Webb. These funds would be used to fund our both Webb and Jabber operations for fiscal 2002. However, we have no commitments for financing and there can be no assurances that these funds will be available or if available, that they will be available on acceptable terms.

     In the event that we are not able to obtain additional operating capital for Webb, we will be required to sell all or a portion of our interest in Jabber to raise additional working capital for this business. Further sales of our interest in Jabber could have a material adverse effect on our operating results and financial condition. In its report accompanying the audited financial statements as of and for the year ended December 31, 2001, Arthur Andersen LLP expressed substantial doubt about our ability to continue as a going concern.

EXPOSURE TO FOREIGN CURRENCY RISK

     During 2000, we expanded our operations to include customers located in Europe and we opened an office in Amsterdam. As a result, we are subject to exposure resulting from changes in the Euro (our subsidiary's functional currency) and other currencies related to the United States dollar. Further, from time to time, we may agree to accept a receivable denominated in currencies other than our functional currencies (i.e., the United States Dollar and the Euro). During 2000, we recorded $130,357 of transaction loss related to exchange rate changes between the Euro and the U.S. Dollar on a receivable from a customer denominated in the Euro.

Item 7.  FINANCIAL STATEMENTS.





                        WEBB INTERACTIVE SERVICES, INC.
                        -------------------------------

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                                                                                                 Page
                                                                                                 ----
Report of Independent Public Accountants                                                          F-2

Consolidated Balance Sheets as of December 31, 2000 and 1999                                      F-3

Consolidated Statements of Operations for the Years Ended December 31, 2000 and 1999              F-4

Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 2000 and 1999    F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2000 and 1999              F-6-F-7

Notes to Consolidated Financial Statements                                                        F-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Webb Interactive Services, Inc.:

We have audited the accompanying consolidated balance sheets of WEBB INTERACTIVE SERVICES, INC. (a Colorado corporation), and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Webb Interactive Services, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, among other factors, the Company has incurred significant and recurring losses from operations and its operations have used substantial amounts of cash. Such losses are expected to continue in the near future. To fund such operating losses, the Company will require additional capital and the availability of such capital is uncertain. These factors raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


                                                             ARTHUR ANDERSEN LLP

Denver, Colorado
    March 1, 2001
    (except for the
    termination of the AccelX business
    and the sale of Jabber securities,
    as discussed in notes 1, 15 and 22,
    as to which the date is November 28, 2001)

                        WEBB INTERACTIVE SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                                            December 31,
                                                                                             --------------------------------------
                                                                                                    2000                1999
                                                                                             -------------------  -----------------
                                   ASSETS
Current assets:
  Cash and cash equivalents                                                                   $       4,827,030   $    4,164,371
  Restricted cash                                                                                       525,000          343,797
  Accounts receivable, net (Note 2)                                                                     152,269                -
  Prepaid expenses                                                                                       57,025          252,699
  Notes receivable from Company officers (Note 3)                                                       198,444                -
  Short-term deposits                                                                                   370,522          100,748
                                                                                              -----------------   --------------
    Total current assets                                                                              6,130,290        4,861,615

Property and equipment, net (Note 4)                                                                  1,124,450          483,774
Intangible assets, net of accumulated amortization of $1,647,488
      (Notes 13, 14, 15 and 22)                                                                       2,274,052                -
Net long-term assets of discontinued operations (Notes 15 and 22)                                     5,433,297       14,371,762
Deferred financing costs                                                                                815,301        2,649,517
Other assets                                                                                             51,689            4,216
                                                                                              -----------------   --------------
    Total assets                                                                              $      15,829,079   $   22,370,884
                                                                                              =================   ==============

                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of capital leases payable (Note 5)                                          $         227,876   $      108,525
  Accounts payable and accrued liabilities                                                            1,811,240          386,645
  Accrued salaries and payroll taxes payable                                                            936,596          647,758
  Accrued interest payable                                                                               63,014          126,028
  Current liabilities of discontinued operations, net (Notes 15 and 22)                                 210,603          840,608
                                                                                              -----------------   --------------
    Total current liabilities                                                                         3,249,329        2,109,564

Capital leases payable (Note 5)                                                                               -          115,493
10% convertible note payable, net of discount of $295,676 and
    $947,710, respectively (Note 7)                                                                   2,358,434        4,052,290

Commitments and contingencies

Stockholders' equity
  Preferred stock, no par value, 5,000,000 shares authorized:
    Series B-2 convertible preferred stock, 978 and none shares issued and
      outstanding, respectively                                                                         912,286                -

    10% redeemable, convertible preferred stock, 10% cumulative return; none and 85,000 shares issued and outstanding, respectively, including
     dividends payable of none and $170,295, respectively                                                     -        1,020,295

  Common stock, no par value, 60,000,000 shares authorized, 10,354,473 and
    7,830,028 shares issued and outstanding, respectively                                            85,506,004       49,513,769
  Warrants and options                                                                               15,450,237        8,612,322
  Deferred compensation                                                                                (154,774)        (412,707)
  Accumulated other comprehensive income                                                                  1,371                -
  Accumulated deficit                                                                               (91,493,808)     (42,640,141)
                                                                                              -----------------   --------------

              Total stockholders' equity                                                             10,221,316       16,093,538
                                                                                              -----------------   --------------

              Total liabilities and stockholders' equity                                      $      15,829,079   $   22,370,885
                                                                                              =================   ==============


The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                        WEBB INTERACTIVE SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                              Year Ended
                                                                                             December 31,
                                                                           ----------------------------------------------
                                                                                   2000                       1999
                                                                           -------------------        -------------------
Net revenues                                                               $           330,875        $
Cost of revenues                                                                       494,726                          -
                                                                           -------------------        -------------------
 Gross margin                                                                         (163,851)                         -
                                                                           -------------------        -------------------
Operating expenses:
 Sales and marketing                                                                   468,972                          -
 Product development                                                                 1,416,590                          -
 General and administrative                                                          9,411,549                  5,736,482
 Depreciation and amortization                                                       2,057,900                    124,809
 Impairment loss (Notes 14 and 15)                                                   1,302,204                          -
                                                                           -------------------        -------------------
                                                                                    14,657,215                  5,861,291
                                                                           -------------------        -------------------

 Loss from operations                                                              (14,821,066)                (5,861,291)

Interest income                                                                        731,808                    225,712
Interest expense                                                                    (1,124,011)                (2,352,062)
Loss on write-off of investment in common stock                                       (448,172)                         -
Loss on disposition of property and equipment                                         (344,341)                         -
                                                                           -------------------        -------------------
Net loss from continuing operations                                                (16,005,782)                (7,987,641)

Loss from discontinued operations (Notes 15 and 22)                                (21,091,096)                (9,289,454)
                                                                           -------------------        -------------------

Net loss before minority interest                                                  (37,096,878)               (17,277,095)
Minority interest in losses of subsidiary                                              276,337                          -
                                                                           -------------------        -------------------

Net loss                                                                           (36,820,541)               (17,227,095)

Preferred stock dividends (Note 8)                                                    (373,126)                  (272,663)
Accretion of preferred stock to stated value (Note 8)                              (11,660,000)                (3,157,691)
Accretion of preferred stock for beneficial conversion feature in excess
 of stated value (Note 8)                                                                    -                 (1,158,563)
                                                                           -------------------        -------------------
Net loss applicable to common stockholders                                 $       (48,853,667)       $       (21,866,012)
                                                                           ===================        ===================
Net loss applicable to common stockholders from continuing operations per
 share, basic and diluted                                                  $             (3.06)       $             (1.90)
                                                                           ===================        ===================
Net loss applicable to common stockholders per share from discontinued
 operations, basic and diluted                                             $             (2.33)       $             (1.41)
                                                                           ===================        ===================
Net loss applicable to common stockholders per share, basic and diluted    $             (5.39)       $             (3.31)
                                                                           ===================        ===================
Weighted average shares outstanding, basic and diluted                               9,060,437                  6,610,836
                                                                           ===================        ===================

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                        WEBB INTERACTIVE SERVICES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                Preferred Stock              Common Stock
                                                            ------------------------   -------------------------- Warrants and
                                                               Shares      Amount        Shares         Amount      Options
                                                            ----------  ------------   -----------    -----------  ----------
Balances, December 31, 1998                                    246,400  $  4,101,336     4,642,888    $16,410,300   $ 2,281,832
Stock issued in private placement of preferred stock             5,000     5,000,000             -              -             -
 Offering costs                                                      -      (384,500)            -              -             -
 Beneficial conversion feature of preferred stock                    -    (3,931,754)            -      3,931,754             -
Preferred stock dividends                                            -       125,638             -              -             -
Common stock and common stock warrants issued in connection
 with DCI merger                                                     -             -       947,626      9,239,358     2,158,837
Common stock issued in connection with NI merger                     -             -        71,429        984,400             -
Preferred stock and dividends converted to common stock       (166,400)   (8,206,679)      904,981      8,206,679             -
Preferred stock beneficial conversion feature on dividends
 paid through the issuance of common stock                           -             -             -        147,025             -
Convertible notes payable converted to common stock                  -             -        82,402        894,879             -
Exercises of stock options and warrants                              -             -     1,144,205      7,197,462    (1,846,830)
10% note payable beneficial conversion feature                       -             -             -      1,967,522             -
Common stock warrant issued in connection with 10% note
 payable                                                             -             -             -              -     3,383,800
Accretion of preferred stock to stated  value                        -     3,157,691             -              -             -
Accretion of preferred stock for beneficial conversion
 feature in excess of stated value                                   -     1,158,563             -              -             -
Stock and stock options issued for services and to customers         -             -        36,497        534,390     2,634,683
Deferred compensation                                                -             -             -              -             -
Net loss                                                             -             -             -              -             -
Comprehensive income                                                 -             -             -              -             -

                                                             ---------  ------------   -----------    -----------   -----------

Balances, December 31, 1999                                     85,000     1,020,295     7,830,028     49,513,769     8,612,322

Series B-2 preferred stock issued in  private placement         12,500    12,500,000             -              -             -
 Cash offering costs                                                 -      (840,000)            -              -             -
 Value of warrants issued for common stock                           -    (8,622,986)            -              -     8,622,986
 Beneficial conversion feature of preferred stock                    -    (3,037,014)            -      3,037,014             -
Accretion of preferred stock to stated value                         -    11,660,000             -              -             -
Preferred stock dividends                                            -         2,733             -              -             -
Beneficial conversion feature on 10% preferred stock
 dividends converted to common stock                                 -             -             -        370,393             -
Conversion of preferred stock and dividends to common stock    (96,522)  (11,770,742)    1,231,438     11,770,742             -
Conversion of 10% note payable to common stock                       -             -       248,262        803,569             -
Common stock and common stock warrants issued in connection
 with Update acquisition                                             -             -       278,411      8,630,741     1,364,676
Exercise of warrants and options                                     -             -       751,334     11,132,885    (3,892,442)
Stock and stock options issued for services                          -             -        15,000        246,891       519,554
Deferred compensation                                                -             -             -              -       223,141
Other comprehensive income                                           -             -             -              -             -
Net loss                                                             -             -             -              -             -
Comprehensive income                                                 -             -             -              -             -
                                                             ---------  ------------   -----------    -----------   -----------
Balances, December 31, 2000                                        978  $    912,286    10,354,473    $85,506,004   $15,450,237
                                                             =========  ============   ===========    ===========   ===========

                                                                                           Accumulated
                                                                                              Other
                                                                Deferred     Accumulated  Comprehensive Comprehensive Stockholders'
                                                              Compensation     Deficit        Income       Income        Equity
                                                             -------------- ------------- ------------- ------------- -------------
Balances, December 31, 1998                                      $        -  $(20,774,129)   $       -  $          -  $  2,019,339
Stock issued in private placement of preferred stock                      -             -            -             -     5,000,000
 Offering costs                                                           -             -            -             -      (384,500)
 Beneficial conversion feature of preferred stock                         -             -            -             -             -
Preferred stock dividends                                                 -      (125,638)           -             -             -
Common stock and common stock warrants issued in connection
 with DCI merger                                                          -             -            -             -    11,398,195
Common stock issued in connection with NI merger                          -             -            -             -       984,400
Preferred stock and dividends converted to common stock                   -             -            -             -             -
Preferred stock beneficial conversion feature on dividends
 paid through the issuance of common stock                                -      (147,025)           -             -             -
Convertible notes payable converted to common stock                       -             -            -             -       894,879
Exercises of stock options and warrants                                   -             -            -             -     5,350,632
10% note payable beneficial conversion feature                            -             -            -             -     1,967,522
Common stock warrant issued in connection with 10% note
 payable                                                                  -             -            -             -     3,383,800
Accretion of preferred stock to stated  value                             -    (3,157,691)           -             -             -
Accretion of preferred stock for beneficial conversion
 feature in excess of stated value                                        -    (1,158,563)           -             -             -
Stock and stock options issued for services and to customers              -             -            -             -     3,169,073
Deferred compensation                                              (412,707)            -            -             -      (412,707)
Net loss                                                                  -   (17,277,095)           -   (17,277,095)  (17,277,095)
                                                                                                        ------------
Comprehensive income                                                      -             -            -  $(17,277,095)            -
                                                                                                        ============

                                                                 ----------  ------------    ---------                ------------

Balances, December 31, 1999                                        (412,707)  (42,640,141)           -  $          -    16,093,538
Series B-2 preferred stock issued in  private placement                   -             -            -             -    12,500,000
  Cash offering costs                                                     -             -            -             -      (840,000)
 Value of warrants issued for common stock                                -                          -             -             -
 Beneficial conversion feature of preferred stock                         -             -            -             -             -
Accretion of preferred stock to stated value                              -   (11,660,000)           -             -             -
Preferred stock dividends                                                 -        (2,733)           -             -             -
Beneficial conversion feature on 10% preferred stock
 dividends converted to common stock                                      -      (370,393)           -             -             -
Conversion of preferred stock and dividends to common stock               -             -            -             -             -
Conversion of 10% note payable to common stock                            -             -            -             -       803,569
Common stock and common stock warrants issued in connection
 with Update acquisition                                                  -             -            -             -     9,995,417
Exercise of warrants and options                                          -             -            -             -     7,240,443
Stock and stock options issued for services                         711,787             -            -             -     1,478,232
Deferred compensation                                              (453,854)            -            -             -      (230,713)
Other comprehensive income                                                -             -        1,371         1,371         1,371
Net loss                                                                  -   (36,820,541)           -   (36,820,541)  (36,820,541)
                                                                                                        ------------
Comprehensive income                                                      -             -            -  $(36,819,170)            -
                                                                 ----------  ------------    ---------  ============  ------------
Balances, December 31, 2000                                      $ (154,774) $(91,493,808)   $   1,371                $ 10,221,316
                                                                 ==========  ============    =========                ============

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                        WEBB INTERACTIVE SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                     Year Ended
                                                                                                    December 31,
                                                                                       -------------------------------------
                                                                                              2000                1999
                                                                                       ------------------    ---------------
Cash flows from operating activities:
 Net loss                                                                                 $(36,820,541)        $(17,277,095)
 Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization                                                             9,506,483            3,211,532
   Impairment loss                                                                           8,168,904                    -
   Minority interest in losses of subsidiary                                                  (276,337)                   -
   Stock and stock options issued for services and to customers                              1,478,232            2,756,366
   Loss on sale and disposal of property and equipment                                         344,341              249,468
   Notes payable issued for interest on 10% convertible note payable                           154,110                    -
   Bad debt expense                                                                            147,882                    -
   Write-off of investment in common stock                                                     448,172                    -
   Accrued interest income on notes receivable                                                  (2,617)                   -
   Provision for excess and obsolete inventory                                                       -               55,126
   Accrued interest income on advances to DCI                                                        -              (46,379)
   Reduction in note receivable for services received from DCI                                       -              368,643
   Loss from investment in subsidiary                                                                -              127,083
   Interest expense on 10% convertible note from beneficial conversion feature                       -            1,967,522
   Amortization of 10% convertible note payable discount                                       198,744              124,615
   Amortization of 10% convertible note payable financing costs                                591,075               45,142
 Changes in operating assets and liabilities:
   Increase in restricted cash                                                                (181,203)            (343,797)
   (Increase) decrease in accounts receivable                                                 (510,391)              41,458
   (Increase) decrease in prepaid expenses                                                      97,560             (302,083)
   Decrease (increase) in short-term deposits and other assets                                (317,247)                 812
   Increase (decrease) in accounts payable and accrued liabilities                           1,281,917             (490,049)
   Increase in accrued salaries and payroll taxes payable                                      173,506              690,832
   (Decrease) increase in accrued interest payable                                             (63,014)             107,333
   (Decrease) increase in customer deposits and deferred revenue                               (53,360)             109,590
                                                                                       ---------------       --------------
   Net cash used in operating activities                                                   (15,633,784)          (8,603,881)
                                                                                       ---------------       --------------
Cash flows from investing activities:
 Cash acquired in business combinations                                                              -               32,484
 Proceeds from the sale of property and equipment                                               10,279              133,137
 Net proceeds from sale of discontinued operation                                                8,134                    -
 Purchase of property and equipment                                                         (2,138,370)          (1,692,532)
 Notes receivable from Company officers                                                       (195,827)                   -
 Cash advances to DCI                                                                                -             (593,649)
 Payment of acquisition costs                                                                        -              (27,468)
 Investment in equity method investee                                                                -             (240,564)
                                                                                       ---------------       --------------
   Net cash used in investing activities                                                    (2,315,784)          (2,388,592)
                                                                                       ---------------       --------------
Cash flows from financing activities:
  Payments on capital leases and convertible notes payable                                    (259,931)            (124,443)
  Proceeds from issuance of series B preferred stock and warrants                           12,500,000                    -
  Proceeds from issuance of 10% convertible note payable and warrant                                 -            5,000,000
  Proceeds from exercise of stock options and warrants                                       7,240,443            5,350,632
  Proceeds from issuance of series C preferred stock                                                 -            5,000,000
  10% convertible note payable financing costs                                                       -             (383,184)
  Series B preferred stock and warrant offering costs                                         (840,000)            (384,500)
                                                                                       ---------------       --------------
   Net cash provided by financing activities                                                18,640,512           14,458,505
                                                                                       ---------------       --------------
Net increase in cash and cash equivalents                                                      690,944            3,466,032
Effect of foreign currency exchange rate changes on cash                                         1,371                    -
Cash and cash equivalents, beginning of year                                                 4,164,371              698,339
Cash in discontinued operations                                                                (29,656)                   -
                                                                                       ---------------       --------------
Cash and cash equivalents, end of year                                                    $  4,827,030         $  4,164,371
                                                                                       ===============       ==============

 The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                        WEBB INTERACTIVE SERVICES, INC.

                                                                                             Year Ended
                                                                                            December 31,
                                                                            ---------------------------------------------
                                                                                    2000                     1999
                                                                            -------------------       -------------------
Supplemental disclosure of cash flow information:
   Cash paid for interest                                                         $    168,943              $     59,056
                                                                            ==================        ==================
Supplemental schedule of non-cash investing and financing activities:
   Common stock and warrants issued in business combinations                      $  9,995,417              $ 12,382,595
   Accretion of preferred stock to stated value                                     11,660,000                 3,157,691
   Accretion of preferred stock for beneficial conversion feature in
    excess of stated value                                                                   -                 1,158,563
   Preferred stock and prior period cumulative dividends paid in common
    stock                                                                              373,126                   272,663
   Preferred stock and dividends converted to common stock                          11,770,742                 8,206,679
   10% note payable converted to common stock                                          803,569                         -
   Common stock received from sale of e-banking business                               448,172                         -
   Convertible notes payable converted to common stock                                       -                   894,879
   Capital leases for equipment                                                        263,788                   195,405



 The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                        WEBB INTERACTIVE SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  ORGANIZATION AND BUSINESS

     Webb Interactive Services, Inc. (with its subsidiaries collectively referred to as the "Company" or "Webb"), was incorporated on March 22, 1994, under the laws of Colorado, and principal operations began in 1995. Webb is the founder and the majority stockholder of Jabber, Inc. ("Jabber"), a company in the early stages of building extensible instant messaging software products and services. We formed Jabber in February 2000, to commercialize the Jabber.org instant messaging system begun in 1998 by Jeremy Miller, the founder of this open-source movement. We became the commercial sponsor of the Jabber.org open-source movement in September 1999, in connection with our employment of Mr. Miller. Due to the termination our AccelX business segment in October 2001, continuing operations of Webb refer to the Jabber business segment and Webb's corporate activities. Jabber commenced operations in May 2000, and released its initial proprietary IM software product in March 2001. During 2000, Jabber earned revenue primarily from professional service engagements in which Jabber customized its commercial server software and the open-source IM software for customers.

     Prior to October 16, 2001, we were also engaged in developing software products and services designed to assist small businesses in developing, maintaining and strengthening local buyer-seller relationships. This business was terminated on October 16, 2001, as we were unable to obtain financing for this business on acceptable terms and market conditions for these products and services were continuing to develop at a slower rate than we had anticipated.
In connection with the termination of this business, we granted a license for software used in this business to Nextron Communications, Inc. ("Nextron") for a license fee of $1 million. In addition, we sold assets used in this business to Nextron for an initial purchase price of $500,000. Accordingly, the assets and liabilities and operations of the AccelX business have been reflected as discontinued operations in the accompanying consolidated financial statements.

     During 2000 and 1999, we consummated our acquisitions of Update Systems, Inc. ("Update"), NetIgnite, Inc. ("NI") and Durand Communications, Inc. ("DCI"), respectively. Their shareholders exchanged all of their shares for shares of Webb common stock in business combinations that were recorded using the purchase method of accounting. The accompanying consolidated financial statements reflect the results of operations of these acquisitions from the date of consummation of the acquisitions. The consideration paid in excess of the fair market value of the tangible assets acquired was recorded as intangible assets and goodwill.

     On September 16, 2000, we sold our e-banking business to a privately held company for cash and stock. The accompanying consolidated financial statements reflect the sale of this segment as a discontinued operation.

     From its formation through December 31, 2000, Jabber has derived revenues principally from professional service fees for customization of its software, assisting its customers to configure and integrate its software applications, and support services. We have not been profitable since inception. Our ability to become profitable depends on the ability to market our products and services
and generate revenues sufficient to exceed our expenses.   Because of the new
and evolving nature of the Internet and Jabber's early stage of development, we cannot predict whether our revenue model will prove to be viable, whether demand for our products and services will materialize at the prices we expect to charge, or whether current or future pricing levels will be sustainable. We are also highly dependent on certain key personnel.

     At December 31, 2000, we had $4,827,030 in cash and cash equivalents and $2,880,961 in working capital. We have expended significant funds to develop our current product offerings and we anticipate increased operating expenses and research and development expenditures in 2001, which are necessary for us to further develop and market our products as well as to achieve market acceptance of our products in sufficient quantities to achieve positive cash flow from operations. Our continued viability depends, in part, on our ability to obtain additional profitable customer contracts and to obtain additional capital through debt or equity financing sufficient to fund our expected operations. Following the France Telecom Technologies Investissements ("FTTI") purchase of Jabber preferred stock in July and September 2001, the Jabber business is being funded separately from our other business activities. We believe the proceeds from the sales of Jabber preferred stock to FTTI in July and September 2001, are adequate to sustain Jabber's operations through at least March 2002.

     On October 16, 2001, we terminated our AccelX local commerce business. The accompanying consolidated financial statements reflect the sale of this segment as a discontinued operation (See Note 22). In connection with the termination of this business, Webb's number of employees was reduced by sixteen to five full-time equivalents and operating costs have been significantly reduced. However, Webb does not currently have a source of revenue other than the proceeds from the license of AccelX software and sale of assets at the time of the termination of this business. We believe that the proceeds we have received from this license and sale of assets are adequate to sustain our Webb operations to January 2002. If we are not successful in obtaining funding in appropriate amounts or on appropriate terms, we would consider the sale of all or a portion of our Jabber interest.

     As a result of our continuing operating losses and limited working capital to fund expected operating losses, substantial doubt exists about Webb's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should Webb be unable to continue as a going concern.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Webb and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The net loss attributable to the minority stockholders' interests which relates to our Jabber subsidiary, is recorded based upon the minority interest share in the net assets of Jabber.

     Revenue Recognition

     Revenues are generated from the license of our software products and from professional service arrangements. Software license revenue is recognized in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2") and related interpretations and amendments as well as Technical Practice Aids issued from time to time by the American Institute of Certified Public Accountants.

     The Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") in December 1999. As amended, SAB 101 provides further interpretive guidance for publicly traded companies on the recognition, presentation, and disclosure of revenue in the accompanying financial statements. In June 2000, the SEC issued SAB No. 101B, delaying the implementation of SAB 101 until the fourth quarter of 2000. The provisions of SAB 101 had no material impact on Webb's revenue recognition policies and presentation as reflected in the accompanying consolidated financial statements.

     We recognize revenue on software arrangements only when persuasive evidence of an agreement exists, customer acceptance, if any, has occurred, delivery has occurred, the fee is fixed or determinable, and collectibility is probable.

     Under certain circumstances, software license revenue is deferred until all criteria of SOP 97-2 are met. Certain arrangements contain provisions which result in the recognition of revenue from software licenses ratably over the term of the contract.

     Revenue from professional services billed on a time and materials basis is recognized as the services are performed and amounts due from customers are deemed collectible and are contractually non-refundable. Revenue from fixed price long-term contracts is recognized on the percentage of completion method for individual contracts. Revenues are recognized in the ratio that costs incurred bear to total estimated contract costs. The use of the percentage of completion method of revenue recognition requires estimates of percentage of project completion. Changes in job performance, estimated profitability and final contract settlements may result in revisions to costs and income in the period in which the revisions are determined. Provisions for any estimated losses on uncompleted contracts are made in the period in which such losses are determinable. In instances when the work performed on fixed price agreements is of relatively short duration, or if we are unable to make sufficiently accurate estimates of costs at the outset of the arrangement, we use the completed contract method of accounting whereby revenue is recognized when the work is completed. Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

     Revenue from maintenance and support agreements is recognized on a straight-line basis over the term of the related support and maintenance agreement.

     We follow the provisions of EITF 00-3, "Application of AICPA SOP 97-2, 'Software Revenue Recognition,' to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware," for software arrangements that include provisions for hosting. Under the EITF consensus, if the customer has the contractual right to take possession of the software at anytime during the hosting period without significant penalty and it is feasible for the customer to either run the software on its own hardware or contract with another party unrelated to the vendor to host the software, then the software portion of the arrangement is accounted for under SOP 97-2. If the customer does not have this right, then the fee for the entire arrangement is recognized on a straight-line basis over the life of the related arrangement.

     For software arrangements with multiple elements, we apply the residual method prescribed by SOP 98-9. Revenue applicable to undelivered elements, principally software maintenance, training, hosting and limited implementation services, is deferred based on vendor specific objective evidence ("VSOE") of the fair value of those elements. VSOE is established by the price of the element when it is sold separately (i.e., the renewal rate for software maintenance and normal prices charged for training, hosting and professional services). Revenue applicable to the delivered elements is deemed equal to the remainder/residual amount of the fixed arrangement price. Assuming none of the undelivered elements are essential to the functionality of any of the delivered elements, we recognize the residual revenue attributed to the delivered elements when all other criteria for revenue recognition for those elements have been met.

     We believe our current revenue recognition policies and practices are consistent with the provisions of SOP 97-2, as amended by SOP 98-4 and SOP 98-9, which were issued by the American Institute of Certified Public Accountants, as well as other related authoritative literature. Implementation guidelines for these standards, as well as potential new standards, could lead to unanticipated changes in our current revenue recognition policies. Such changes could affect the timing of our future revenue and results of operations.

     Business Combinations

     Business combinations that have been accounted for under the purchase method of accounting include the results of operations of the acquired businesses from the date of acquisition. We recorded the assets and liabilities of the companies we acquired at their estimated fair values on the date of acquisition (See Note 13).

     Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires Webb's management to make estimates and assumptions. These estimates and assumptions may affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include highly liquid investments with original maturities of 90 days or less that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates. The recorded amounts for cash equivalents approximate fair value due to the short-term nature of these financial instruments. Restricted cash includes cash certificates of deposits for collateral on our office lease totalling $525,000 as of December 31, 2000.

     Concentration of Credit Risk

     Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. We have no significant off balance-sheet concentrations of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. We maintain our cash in the form of demand deposits with financial institutions that we believe to be of high credit quality.

     We perform ongoing evaluations of our customers' financial condition and generally do not require collateral. Allowances for uncollectable accounts receivable are determined based upon information available and historical experience. Accounts receivable are shown net of allowance for doubtful accounts totalling $6,000 as of December 31, 2000.

     As discussed in Note 17, four customers in 2000 account for more than 10% of Jabber's 2000 revenues, and one customer accounts for more than 10% of Jabber's accounts receivable as of December 31, 2000.

     Property and Equipment

     Property and equipment is stated at cost or estimated fair value upon acquisition and depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally ranging from three to seven years. Maintenance and repairs are expensed as incurred and improvements are capitalized.

     Long-Lived Assets, Intangible Assets and Goodwill

     In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," ("SFAS 121"), we evaluate the carrying value of our long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the cost to sell the asset.

     Intangible assets and goodwill are being amortized on a straight-line basis over their estimated economic lives of three years. Subsequent to acquisitions which result in intangible assets and goodwill, we continually evaluate whether later events and circumstances have occurred that indicate the remaining useful life of the intangible assets and goodwill may warrant revision or that the remaining balance may not be recoverable. When factors indicate that intangible assets and goodwill should be evaluated for possible impairment, we use an estimate of the undiscounted cash flows over the remaining life of the intangible assets and goodwill in measuring whether the intangible assets and goodwill are recoverable.

     We recorded amortization expense totalling $8,347,207, including $6,699,719 from discontinued operations, and $2,523,351 from discontinued operations for the years ended December 31, 2000 and 1999, respectively. We also recorded an impairment loss on certain intangible assets and goodwill for the year ended December 31, 2000, totalling $8,168,904, including $6,866,700 from discontinued operations (See Notes 13 and 14). As a result of the termination of our AccelX business in October 2001, we recorded an additional impairment loss in the third quarter of 2001 of $1,019,301 (See Notes 15 and 22). As of December 31, 2000, approximately $290,000 of our intangible assets consisted of goodwill.

     We will continue to evaluate the carrying value of the remaining intangible assets for possible impairment. Such a review may indicate further impairment that would require us to record additional impairment losses in future periods and those losses could be substantial.

     Cost of Revenues

     Cost of revenues include nominal direct cost of delivering software, direct labor costs for maintenance and support and professional services, and an allocation of overhead costs.

     Capitalized Software Development Costs, Purchased Software Technology and Research and Development Costs

     Software development costs are capitalized in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed" ("SFAS 86"). Capitalization of development costs of software products begins once the technological feasibility of the product is established. The establishment of technological feasibility is highly subjective and requires the exercise of judgment by management. Based on our product development process, technological feasibility is established upon completion of a detailed program design. Capitalization ceases when such software is ready for general release, at which time amortization of the capitalized costs begins.

     We have determined that the time between technological feasibility and general release is short, consequently, we have not capitalized software development costs but expensed those costs as incurred. Product development costs relating principally to the design and development of software products are generally expensed as incurred. The cost of developing routine software enhancements is expensed as incurred.

     Intangibles, net in the accompanying consolidated balance sheets include amounts allocated to software products acquired in business combinations. These costs are being amortized over three years. Remaining unamortized costs were $2,274,052 from continuing operations and $3,437,564 from discontinued operations and $9,965,564 from discontinued operations as of December 31, 2000 and 1999, respectively.

     Fair Value of Financial Instruments

     Financial instruments consist of cash and cash equivalents, trade and notes receivable, the 10% note payable. As of December 31, 2000 and 1999, the carrying values of such instruments approximated their fair values. Based upon interest rates currently available for debt with comparable terms and characteristics, the fair value of the 10% note payable is estimated to be $1,953,612.

     Foreign Currencies

     The functional currency of our foreign subsidiary is the Euro. Assets and liabilities of this subsidiary are translated to U.S. dollars at year-end exchange rates and income statement items are translated at the exchange rates present at the time such transactions arise. Resulting translation adjustments are recorded as a separate component of accumulated other comprehensive income. Gains and losses resulting from foreign currency transactions are included in income.

     Transactions denominated in currencies other than the Euro are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in foreign currency transaction gains and losses which are reflected in income as unrealized (based on period-end translation) or realized (upon settlement of the transaction). Unrealized transaction gains and losses applicable to permanent investments by Webb in its foreign subsidiary are included as cumulative translation adjustments, and unrealized translation gains and losses applicable to short-term intercompany receivables from or payables to Webb and its foreign subsidiary are included in income.

     Customer Acquisition Costs

      Costs to acquire customers, including the issuance of our securities, are capitalized if the related customer contract contains guarantees of minimum revenue that support the amount paid. Such capitalized costs are amortized over the term the guaranteed revenue is recognized. When the contract does not provide for guaranteed revenue or counter-party performance obligations, , acquisition costs are expensed when incurred and are reflected as operating expenses of our AccelX business. Prior to July 1999, we issued warrants to purchase our common stock to four customers and recorded the warrants as customer acquisition costs (See Note 16). As a matter of general business practice, we do not enter into transactions with our customers in which we incur customer acquisition costs.

     Income Taxes

     The current provision for income taxes represents actual or estimated amounts payable on tax return filings each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheets, and for operating loss and tax credit carryforwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. Our deferred tax assets have been reduced by a valuation allowance to the extent it is more likely than not that some or all of the deferred tax assets will not be realized (See Note 18).

     Stock-Based Compensation

     Employee stock option plans and other employee stock-based compensation arrangements are accounted for in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25") and related interpretations. As such, compensation expense related to employee stock options is recorded if, on the measurement date, the fair value of the underlying stock exceeds the stock option exercise price. We adopted the disclosure-only provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma disclosures for employee stock grants made in 1996 and future years as if the fair-value-based method of accounting in SFAS 123 had been applied to these transactions.

     Equity instruments issued to non-employees are accounted for in accordance with SFAS 123 and related interpretations. Certain grants of warrants require the use of variable plan accounting whereby the warrants are valued using the Black-Scholes option pricing model at the date of issuance and at each subsequent reporting date with final valuation on the vesting date. Such instruments can result in substantial volatility in our results of operations until they are vested. We record deferred compensation expense based on the calculated values as of December 31, 2000 and 1999, and record expense over the vesting term of the warrant.

     In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN No. 44"). The Interpretation clarifies the application of APB No. 25 for certain issues related to equity based instruments issued to employees. We adopted the provisions of FIN No. 44 in July 2000. There was no significant impact on our financial position or results of operations as a result of the application of FIN No. 44.

     Net Loss Per Common Share

     Net loss per share is calculated in accordance with SFAS No. 128, "Earnings Per Share" ("SFAS 128"). Under the provisions of SFAS 128, basic net loss per share is computed by dividing net loss applicable to common shareholders for the period by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if the effect of the potential common shares is dilutive. As a result of our net losses, all potentially dilutive securities, as indicated in the table below, would be anti-dilutive and are excluded from the computation of diluted loss per share, and there are no differences between basic and diluted per share amounts for all years presented.

                                                                                 December 31,
                                                               ---------------------------------------------
                                                                       2000                      1999
                                                               -------------------         -----------------
Stock options                                                            4,128,070                 2,770,055
10% convertible note payable                                               263,566                   496,524
Warrants and underwriter options                                           729,318                   923,918
Series B-2 preferred stock                                                  95,844                         -
10% preferred stock                                                              -                   102,030
                                                               -------------------         -----------------
Total                                                                    5,216,798                 4,292,527
                                                               ===================         =================

     The number of shares excluded from the earnings per share calculation because they are anti-dilutive, using the treasury stock method were 2,222,989 and 1,489,286 for the years ended December 31, 2000 and 1999, respectively.

     Comprehensive Income (Loss)

     Comprehensive income (loss) includes net earnings (loss) and other non-owner changes to stockholders' equity not reflected in net income (loss) applicable to common stockholders. The components of accumulated other comprehensive income, as presented on the accompanying consolidated balance sheets, consists of cumulative translation adjustments from assets and liabilities of our foreign subsidiary.

     Accounting for the Costs of Computer Software Developed or Obtained for Internal Use

     Effective January 1, 1999, we adopted the provisions of Statement of Position 98-1, "Accounting for the Costs of Computer Software Development or Obtained for Internal Use" ("SOP 98-1"). This statement establishes standards for the capitalization of costs related to internal use software. In general, costs incurred during the development stage are capitalized, while the costs incurred during the preliminary project and post-implementation stages are expensed. During the year ended December 31, 2000, we capitalized $113,657 of costs associated with the implementation of our accounting system.

     Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - An amendment of FASB Statement No. 133" (SFAS 137). SFAS 137 delayed the effective date of SFAS 133 to financial quarters and financial years beginning after June 15, 2000. We historically have not entered into arrangements that would fall under the scope of SFAS 133.

     Reclassifications

     Certain reclassifications to prior year financial statements have been made to conform to the current year's presentation.

(3)  NOTES RECEIVABLE FROM COMPANY OFFICERS

     During 2000, the Company loaned a total of $195,827 to two officers of the Company pursuant to demand notes with full recourse bearing interest at 8% per annum. Interest is payable monthly commencing July 1, 2000.

(4)  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                                  December 31,
                                                               ----------------------------------------------
                                                                       2000                       1999
                                                               -------------------        -------------------
Computer equipment                                                    $    365,978                $   228,576
Office furniture and equipment                                             478,499                    221,695
Purchased software                                                         453,543                    498,076
Leasehold improvements                                                     496,453                     66,657
                                                               -------------------        -------------------
                                                                         1,794,473                  1,015,004
Less accumulated depreciation                                             (670,023)                  (531,230)
                                                               -------------------        -------------------
Net property and equipment                                            $  1,124,450                $   483,774
                                                               ===================        ===================

     During the year ended December 31, 2000, we recorded losses on disposition of property and equipment totalling $344,341 primarily from the relocation of our offices and the write-off of unamortized leasehold improvements, including the cost of our computer center build-out, and disposed of existing office furnishings and equipment.

     Certain office equipment, computer equipment and software is pledged as collateral for capital leases payable (See Note 5).

     Computer equipment, office equipment, and software is depreciated over three to five years, office furnishings over seven years, and leasehold improvements over the shorter of its economic life or the life of the lease. Depreciation expense from continuing operations totalled $410,416 and $124,809 for the years ended December 31, 2000 and 1999, respectively. Depreciation expense from discontinued operations totalled $749,106 and $428,602 for the years ended December 31, 2000 and 1999, respectively.

(5)  CAPITAL LEASES PAYABLE

     Capital leases payable consist of the following:

                                                                                   December 31,
                                                                 --------------------------------------------
                                                                           2000                     1999
                                                                 -------------------          ---------------
Capital lease payable in quarterly principal and interest
    payments of $33,778, for eight quarters beginning January 1,
    2000, effective interest rate of 15.06%, secured by cash
    certificate of deposit                                                $  119,721               $        -
Capital lease payable in quarterly principal and interest
    payments of $22,994, for eight quarters beginning January 1,
    2000, effective interest rate of 16.47%, secured by cash
    certificate of deposit                                                    83,682                  160,405
Capital lease payable in monthly principal and interest
    payments of $2,828, for thirty-six months beginning November
    1, 1998, effective interest rate of 16%, secured by software              24,473                   58,261
Capital lease payable in monthly principal and interest
    payments of $624, for twenty-four months beginning May 1,
    1998,

  effective interest rate of 12.3%, secured by computer
  equipment                                                                      -                      2,957
Capital lease payable in monthly principal and interest payments of $195, for thirty-six months beginning March 10, 1998,
  effective interest rate of 22%, secured by office equipment                    -                      2,395
                                                                 -----------------         ------------------

                                                                           227,876                    224,018
Less  current portion                                                     (227,876)                  (108,525)
                                                                 -----------------         ------------------
                                                                 $               -         $          115,493
                                                                 =================         ==================

     Future minimum lease payments under capital leases as of December 31, 2000 are as follows:

2001                                                                    $  260,364
Less amount representing interest                                          (32,488)
                                                                 -----------------
                                                                        $  227,876
                                                                 =================

     The net book value of assets under capital lease totalled $374,114 and $239,296 for the years ended December 31, 2000 and 1999, respectively.

(6)  CONVERTIBLE NOTES PAYABLE

     On June 30, 1999, the date the merger with DCI was consummated, we assumed DCI convertible notes payable totalling $606,894 which were convertible at any time at the election of the holders into a number of our common shares at a conversion price equal to $9.61 per share, which was the fair value of our common stock on the date the merger was announced. Subsequent to the agreement to acquire DCI (See Note 13), we issued convertible notes payable to DCI creditors totalling $335,991. The notes were convertible any time at the election of the holders into a number of our common shares at conversion prices equal to the greater of $9.75 or the closing bid price on the conversion date. During 1999, holders of the convertible notes payable converted $894,879 of principal and accrued interest payable into 82,402 shares of our common stock at conversion prices per share ranging from approximately $9.61 to $14.75 as summarized in the following table:

                                                                                                     Common
                                                Note Payable                 Common                   Stock
                                                 And Accrued                 Stock                  Conversion
                                                  Interest                   Shares                  Price per
          Conversion Date                         Converted                  Issued                   Share
-------------------------------------       -------------------       -------------------       -------------------
July 15, 1999                                     $     236,509                    16,034                    $14.75
September 27, 1999                                      144,150                    15,000                      9.61
September 28, 1999                                       49,011                     5,100                      9.61
September 29, 1999                                      112,437                    11,700                      9.61
September 30, 1999                                       50,938                     5,000                     10.19
October 1, 1999                                         106,250                    10,000                     10.63
October 4, 1999                                          78,501                     7,753                     10.13
October 5, 1999                                          15,684                     1,600             9.61 to 10.13
October 7, 1999                                          72,308                     7,231                     10.00
October 15, 1999                                         29,091                     2,984                      9.75
                                            -------------------       -------------------
Total                                             $     894,879                    82,402
                                            ===================       ===================

(7)  10% CONVERTIBLE NOTE PAYABLE

     On August 25, 1999, we entered into a Securities Purchase Agreement and executed a $5,000,000 three-year 10% Convertible Promissory Note (the "10% note payable"). We received net proceeds totalling $4,616,816 after deducting $383,184 in financing costs. The financing costs were recorded as a deferred asset and are being amortized as additional interest expenses over the term of the 10% note payable.

     In order to facilitate the sale of our series B preferred stock, the terms of the 10% note payable agreement were amended on December 18, 1999. The material amendments to the 10% note payable and the warrant were as follows: (i) to set the conversion price for the 10% note payable at $10.07 per share until March 22, 2000; (ii) to eliminate the variable conversion price feature of the 10% note payable (iii) to enable us to require the conversion of one-half of the principal amount of the 10% note payable upon certain events; (iv) to eliminate certain of our rights to pre-pay the 10% note payable; (v) in the event that we force the conversion of one-half of the principal amount of the 10% note payable, to permit the holder to elect to have the interest thereafter due and payable on the 10% note payable paid in shares of our common stock or additional Notes Payable ("PIK notes") with terms similar to the 10% note payable; and (vi) to provide for the amendment in the exercise price of the warrant on September 30, 2000, if the market price of our common stock was then less than $11.44.

     The 10% note payable was initially convertible into shares of our common stock at a conversion price of $10.07 per share. The conversion price is subject to anti-dilution protection in the event we issue common stock at prices less than the conversion price for the 10% note payable or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. As a result of the private placement of preferred stock we completed in February 2001, the conversion price was reset to $2.50 per share. As a result, we recorded non-cash interest expense totalling $2,394,234 in the first quarter of 2001 (See Note 22). If the conversion price is further reduced, we may be required to record additional charges against income and such charges may be significant.

     On February 18, 2000, the holder converted $2,500,000 of the $5,000,000 outstanding 10% note payable into 248,262 shares of our common stock at a conversion price of $10.07 per share.

     We may prepay the 10% note payable at any time after August 25, 2000, if the closing bid price for our common stock for 20 consecutive trading days is at least 200% of the conversion price then in effect. The redemption price would equal 115% of the face amount of the 10% note payable, plus accrued and unpaid interest.

     The 10% note payable bears interest at the rate of 10% per annum. During the years ended December 31, 2000 and 1999, we recorded interest expense totalling $1,006,943 and $2,311,252, respectively, as summarized in the following table:

                                                                           Year Ended December 31,
                                                               ---------------------------------------------
                                                                       2000                      1999
                                                               -------------------       -------------------
Interest paid with principal-in-kind notes                      $          154,110        $                -
Amortization of discount                                                   198,744                   124,615
Amortization of financing costs                                            591,075                    45,142
Beneficial conversion feature                                                    -                 1,967,522
                                                                ------------------        ------------------
   Total non cash interest expense                                         943,929                 2,137,279
Interest expense payable in cash                                            63,014                   173,973
                                                                ------------------        ------------------
   Total 10% note payable interest expense                      $        1,006,943        $        2,311,252
                                                                ==================        ==================

     Due to the conversion feature associated with the 10% note payable, we accounted for a beneficial conversion feature as additional interest expense. Based on accounting principles generally accepted in the United States, the computed value of the beneficial conversion feature totalling $1,967,522 was initially recorded as a reduction of the 10% note payable and an increase to additional paid-in capital on the date of issuance, even though the 10% note payable was not then convertible and was subject to redemption prior to the date that it first became convertible. The beneficial conversion feature reduction to the 10% note payable was amortized as additional interest expense from the date of issuance to the earliest date of conversion, which was during the fourth quarter of 1999.

     The holder of the 10% note payable was initially granted a five-year warrant for 136,519 shares exercisable at $11.44 per share (the "10% note payable warrant"). In connection with the amendment in December 1999, the holder was granted an additional warrant for 136,519 shares exercisable initially at $18.51 per share (the "series B preferred stock warrant") as follows:

     10% Note Payable Warrant-

     We valued the warrant utilizing the Black-Scholes option pricing model using the following assumptions:

Recorded value                                                          $1,072,325
Exercise price                                                          $    11.44
Fair market value of common stock on grant date                         $    10.13
Option life                                                                5 years
Volatility rate                                                                104%
Risk free rate of return                                                         6%
Dividend rate                                                                    0%

     The fair value of the 10% note payable warrant was recorded as a discount to the 10% note payable and is being amortized as additional interest expense over the term of the 10% note payable. We recorded additional interest expense related to this warrant totalling $198,744 and $124,615 for the years ended December 31, 2000 and 1999, respectively. Upon conversion of half of the outstanding 10% note payable balance, the remaining unamortized discount was corresponding reduced.

     On February 18, 2000, the holder exercised the note payable warrant to purchase 136,519 shares of our common stock for which we received net proceeds totalling $1,468,070.

     Series B Preferred Stock Warrant-

     In connection with the amendment to the 10% note payable, in December 1999 we issued the note holder a five-year warrant to purchase 136,519 shares of our common stock at an initial exercise price of $18.506 per share in consideration for the note holder's agreement to exchange the note for an amended note with terms more favorable to us. We recorded the fair value of this warrant totalling $2,311,475 as additional consideration to the note holder. Accordingly, we recorded a deferred financing asset, which is being amortized to interest expense from the date of issuance to the maturity date of the 10% note payable. We recorded additional non-cash interest expense for the amortization of these deferred financing costs totalling $518,373 for the year ended December 31, 2000. In addition, as a result of the conversion of one-half of the 10% note payable in February 2000, we correspondingly recorded a reduction to deferred financing costs in the amount of $1,082,694.

     We initially valued the warrant utilizing the Black-Scholes option pricing model using the following assumptions:

Recorded value                                                          $2,311,475
Exercise price                                                          $   18.506
Fair market value of common stock on valuation date                     $    21.06
Option life                                                                5 years
Volatility rate                                                                104%
Risk free rate of return                                                         6%
Dividend rate                                                                    0%

     In accordance with the original terms of the series B preferred stock warrant, the exercise price was reset on September 29, 2000, to $10.264 per share, the average closing bid price of our common stock for the 20 trading days ended on September 29, 2000. As a result of the reset of the exercise price, we recorded additional expense totalling $110,302 for the year ended December 31, 2000.

     We valued the warrant utilizing the Black-Scholes option pricing model using the following assumptions:

                                                                             Valuation Date
                                                     ------------------------------------------------------------
                                                          September 29, 2000                 December 18, 1999
                                                     --------------------------        --------------------------
Exercise price                                                      $  10.26425                         $   18.51
Fair market value of common stock on valuation date                 $     8.625                         $   21.06
Option life                                                             5 years                           5 years
Volatility rate                                                             104%                              104%
Risk free rate of return                                                      6%                                6%
Dividend rate                                                                 0%                                0%

     The number of common shares issuable upon exercise and the exercise price are subject to anti-dilution protection in the event we issue common stock at prices less than the current exercise price for the warrant or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. As a result of the private placement we completed in February 2001, the exercise price was reset to $9.33431 per share and the number of common shares issuable upon exercise of the warrant was reset to 150,116. Based on the anti-dilution provision of the warrant, we recorded non-cash expense totalling $31,932 in the first quarter of 2001 (See Note 22). If the conversion price is further reduced, we may be required to record additional charges against income and such charges may be significant.

(9)  PREFERRED STOCK

     Preferred stock consists of the following-

                                     Series B-2 Preferred Stock       Series B Preferred Stock         10% Preferred Stock
                                     --------------------------      --------------------------      --------------------------
                                       Shares         Amount           Shares         Amount           Shares         Amount
                                     ----------    ------------      ----------    ------------      ----------    ------------
Balances, December 31,
 1998                                         -    $          -               -    $          -         245,000    $  2,691,172
Stock issued in private
 placement                                    -               -               -               -               -               -
Offering costs                                -               -               -               -               -               -
Beneficial conversion
 feature of preferred
 stock                                        -               -               -               -               -               -
Preferred stock dividends                     -               -               -               -               -          94,216
Preferred stock and
 dividends converted
 to common stock                              -               -               -               -        (160,000)     (1,765,093)
Accretion of preferred
 stock to stated value                        -               -               -               -               -               -
Accretion of preferred stock
 for beneficial conversion
 feature in excess of
 stated value                                 -               -               -               -               -               -
                                     ----------    ------------      ----------    ------------      ----------    ------------
Balances, December 31,
 1999                                         -               -               -               -          85,000       1,020,295
Stock issued in private
 placement                                    -               -          12,500      12,500,000               -               -
Cash offering costs                           -               -               -        (840,000)              -               -
Value of warrants issued
 for common stocks                            -               -               -      (8,622,986)              -               -
Beneficial conversion
 feature of preferred
 stock                                        -               -               -      (3,037,014)              -               -
Preferred stock dividends                     -               -               -               -               -           2,733
Exchange of series B
 preferred stock for series
 B-2 preferred stock                     12,500      11,660,000         (12,500)    (11,660,000)              -               -
Preferred stock and
 dividends converted
 to common stock                        (11,522)    (10,747,714)              -               -         (85,000)     (1,023,028)
Accretion of preferred
 stock to stated value                        -               -               -      11,660,000               -               -
                                     ----------    ------------      ----------    ------------      ----------    ------------
Balances, December 31,  2000               978    $    912,286               -    $          -               -    $          -
                                     ==========    ============      ==========    ============      ==========    ============

                                      Series C Preferred Stock        Series A Preferred Stock         Total Preferred Stock
                                     --------------------------      --------------------------      --------------------------
                                       Shares         Amount           Shares         Amount           Shares         Amount
                                     ----------    ------------      ----------    ------------      ----------    ------------
Balances, December 31,
 1998                                         -    $          -           1,400    $  1,410,164         246,400    $  4,101,336
Stock issued in private
 placement                                5,000       5,000,000               -               -           5,000       5,000,000
Offering costs                                -        (384,500)              -               -               -        (384,500)
Beneficial conversion
 feature of preferred
 stock                                        -      (3,931,754)              -               -               -      (3,931,754)
Preferred stock dividends                     -          29,121               -           2,301               -         125,638
Preferred stock and
 dividends converted
 to common stock                         (5,000)     (5,029,121)         (1,400)     (1,412,465)       (166,400)     (8,206,679)
Accretion of preferred
 stock to stated value                        -       3,157,691               -               -               -       3,157,691
Accretion of preferred stock
 for beneficial conversion
 feature in excess of
 stated value                                 -       1,158,563               -               -               -       1,158,563
                                     ----------    ------------      ----------    ------------      ----------    ------------
Balances, December 31,
 1999                                         -               -               -               -          85,000       1,020,295
Stock issued in private
 placement                                    -               -               -               -          12,500      12,500,000
Cash offering costs                           -               -               -               -               -        (840,000)
Value of warrants issued
 for common stocks                            -               -               -               -               -      (8,622,986)
Beneficial conversion
 feature of preferred
 stock                                        -               -               -               -               -      (3,037,014)
Preferred stock dividends                     -               -               -               -               -           2,733
Exchange of series B
 preferred stock for series
 B-2 preferred stock                          -               -               -               -               -               -
Preferred stock and
 dividends converted
 to common stock                              -               -               -               -         (96,522)    (11,770,742)
Accretion of preferred
 stock to stated value                        -               -               -               -               -      11,660,000
                                     ----------    ------------      ----------    ------------      ----------    ------------
Balances, December 31,  2000                  -    $          -               -    $          -             978    $    912,286
                                     ==========    ============      ==========    ============      ==========    ============

     During 2000 and 1999, we entered into several private placements in which we sold shares of our convertible preferred stock, including common stock purchase warrants, to a limited number of investors. We recorded the value of the warrants upon each issuance using the Black-Scholes option pricing model, as a reduction of the preferred stock offering.

     In general, the terms of the preferred stock grant the holders the right to convert the preferred stock into shares of our common stock at specified conversion prices. In each issuance of preferred stock, the conversion price has included a beneficial conversion feature because the value of the common stock resulting from a theoretical conversion of the preferred stock on the issuance date is greater than the allocated value of the preferred stock, which is referred to as a "beneficial conversion feature" in the accompanying consolidated financial statements.

     Accounting principles generally accepted in the United States require us to record the beneficial conversion feature, the value of warrants and, in most instances, the cash offering costs as additional preferred stock dividends.
This non-cash charge to net loss applicable to common stockholders is labeled "Accretion of preferred stock to stated value" in the accompanying financial statements. In some instances, the beneficial conversion is greater than the total proceeds we received from the sale of the preferred stock. In those instances, the amount in excess of the value of the preferred stock has been recorded as additional preferred stock dividends as well. This non-cash expense is labeled "Accretion of preferred stock for beneficial conversion feature in excess of stated value" in the accompanying financial statements.

     The table presented below summarizes our preferred stock transactions during 2000 and 1999, with details of each transaction summarized under the preferred stock captions which follow.

                                                                                                    Beneficial            Total
                           Preferred          Shares            Gross            Conversion         Conversion          Accretion
  Date of Issuance       Stock Series         Issued           Proceeds        Price Per Share        Feature            Expense
 ---------------------  ---------------  ---------------  -----------------  -----------------  -----------------  ----------------
February 18, 2000          Series B              12,500        $12,500,000     $        20.00         $3,037,014        $11,660,000

September 27, 2000        Series B-2             12,500               None           10.20408                  -                  -

January 11, 1999           Series C               3,000          3,000,000      8.59 to 11.13          3,914,063          4,158,563

June 18, 1999              Series C               2,000          2,000,000      8.59 to 11.13             17,691            157,691


     As of December 31, 2000, 978 shares of our series B-2 preferred stock remained outstanding.

     Series B Preferred Stock-

     On February 18, 2000, we completed a private placement that resulted in gross proceeds of $12,500,000. The placement was made pursuant to a securities purchase agreement entered into on December 31, 1999. We sold 12,500 shares of our series B convertible preferred stock (the "series B preferred stock"), including warrants to purchase 343,750 shares of our common stock. We received net proceeds totalling approximately $11,660,000 after deducting approximately $840,000 in offering costs.

     The series B preferred stock was convertible into shares of our common stock, initially at $20.00. The conversion rate for the series B preferred stock was subject to a potential reset on November 12, 2000, based on the then market value for our common stock.

     We also issued five-year warrants to purchase 343,750 shares of our common stock with the series B preferred stock, valued at $8,622,986, determined based on the relative fair value of the warrants, using the Black-Scholes option pricing model, and the net proceeds we received. The warrants entitle the holder to purchase one share of our common stock for a purchase price initially set at $20.20, which was equal to 101% of the initial conversion price of the preferred stock, at any time during the five-year period commencing on February 18, 2000. The exercise price for the warrants is subject to being reset based upon future market prices for our common stock every 90 days commencing May 17, 2000, until January 20, 2003. If the current exercise price is higher than the current market price (the lower of the average closing bid prices for the 10-day period ending on such date or the closing bid price on such date), the exercise price will be reset to the market price. As detailed below, the exercise price has been reset at each such date, and, as a result, we recorded additional expense totalling $379,436 for the year ended December 31, 2000.

     The warrants were valued and the expense charges determined utilizing the Black-Scholes option pricing model using the following assumptions:

                                                                  2000 Valuation Date
                        ----------------------------------------------------------------------------------------------------
                             February 18                  May 17                   August 18                 November 14
                        -------------------        -------------------        -------------------        -------------------
Exercise price                     $  20.20                   $  13.00                   $  8.875                   $  3.875
Fair market value of
 common stock on grant
 or re-determination
 date                              $  66.88                   $  13.00                   $  8.875                   $  3.875
Option life                         5 years                    5 years                    5 years                    5 years
Volatility rate                         120%                       120%                       120%                       120%
Risk free rate of return                6.7%                       6.7%                       6.7%                       6.7%
Dividend rate                             0%                         0%                         0%                         0%

     The exercise price is subject to anti-dilution protection in the event we issue common stock at prices less than the current exercise price for the warrants or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. As a result of the private placement we completed in February 2001, the exercise price was reset to $3.75374 per share. Based on the anti-dilution provision of the warrant, we recorded non-cash expense totalling $2,264 in the first quarter of 2001 (See
Note 22). If the conversion price is further reduced, we may be required to record additional charges against income and such charges may be significant.

     Due to the conversion feature associated with the series B preferred stock, we accounted for a beneficial conversion feature as an additional preferred stock dividend. The computed value of the beneficial conversion feature of $3,037,014 was limited to the relative fair value of the series B preferred stock, and was initially recorded as a reduction of the series B preferred stock and an increase to additional paid-in capital. The beneficial conversion feature reduction to the series B preferred stock was accreted on the date of issuance, as additional preferred stock dividends, by recording a charge to income applicable to common stockholders from the date of issuance to the earliest date of conversion.

     The difference between the stated value of $1,000 per share totalling $11,660,000 and the recorded value on February 18, 2000, was accreted as a charge to income applicable to common stockholders on the date of issuance (the date on which the series B preferred stock was first convertible) and was comprised of the following (as restated):

Beneficial conversion feature                                     $      3,037,014
Relative fair value of common stock warrants                             8,622,986
                                                                  ----------------
Total accretion recorded                                          $     11,660,000
                                                                  ================

     Series B-2 Preferred Stock-

     On September 27, 2000, we executed exchange agreements with the holders of our series B preferred stock whereby we redeemed all of the outstanding series B convertible preferred stock in exchange for 12,500 shares of our series B-2 convertible preferred stock (the "series B-2 preferred stock") that has a stated value of $1,000 per share.

     The series B-2 preferred stock was convertible into shares of our common stock at $10.20408 per share (1,225,000 shares in the aggregate) by the holders at any time, so long as the conversion would not result in the holder being a beneficial owner of more than 4.99% of our common stock. On December 31, 2000, the series B preferred stock was subject to an automatic conversion feature, subject to the 4.99% limitation, pursuant to which 10,522 shares were converted into 1,031,136 shares of our common stock. The remaining 978 outstanding shares will be automatically converted into shares of our common stock at the end of each subsequent 30-day period, subject to the 4.99% limitation.

     The conversion price is subject to anti-dilution protection in the event we issue common stock at prices less than the conversion price for the series B-2 preferred stock or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. As a result of the private placement we completed in February 2001, the conversion price was reset to $2.50 per share. Based on the anti-dilution provision of the warrant, we recorded non-cash expense totalling $886,068 in the first quarter of 2001 (See
Note 22). If the conversion price is further reduced, we may be required to record additional charges against income and such charges may be significant.

     During 2000, investors converted 11,522 shares of the series B-2 preferred stock into 1,129,136 shares of our common stock at a conversion price of $10.20408 as summarized in the following table:

                                                                                Number of Shares
                                                                 ---------------------------------------------
                                                                      Series B-2
                                                                      Preferred                  Common
                     Conversion Date                                    Stock                    Stock
----------------------------------------------------------       -------------------       -------------------
December 12, 2000                                                              1,000                    98,000
December 31, 2000                                                             10,522                 1,031,136
                                                                 -------------------       -------------------
Total                                                                         11,522                 1,129,136
                                                                 ===================       ===================

     The series B-2 preferred stock has preference if we were to liquidate, dissolve or wind-up our business, whether voluntary or otherwise. In these events, after we paid our debts and other liabilities, the holders of the series B-2 preferred stock would be entitled to receive $1,000 per share from our remaining net assets, before any distribution to the holders of our common stock. The series B-2 preferred stock is also redeemable in certain circumstances, including a change in control of Webb. Without some failure on our part, the holders of the series B-2 preferred stock can not unilaterally require redemption.

     Series C Preferred Stock-

     On January 11, 1999, we completed a private placement of preferred stock that resulted in gross proceeds of $3,000,000. We sold 3,000 shares of our 4% series C cumulative, convertible, redeemable preferred stock (the "series C preferred stock"). We received net proceeds totalling $2,755,500 after deducting $244,500 in offering costs.

     In addition, we also issued a warrant that entitled the holder to purchase, at a price of $1,000 per share, up to 2,000 shares of our series C preferred stock. This warrant also granted us the right to require the holder to exercise such warrant. On June 18, 1999, we exercised this right and sold 2,000 shares of the series C preferred stock for net proceeds of $1,860,000 after deducting $140,000 in offering costs.

     The series C preferred stock specified a 4% per annum cumulative, non-compounding dividend based on the stated value of $1,000 per share. Each share of series C preferred stock was convertible, at the option of the holder thereof, at any time after February 1, 1999, into the number of shares of our common stock equal to $1,000 divided by the lesser of (i) 140% of the closing bid price of our common stock on the date of the issuance of the series C preferred stock being converted (initially $20.48), or if less and if the conversion is occurring at least 120 days after the issuance of the series C preferred stock being converted, 100% of the closing bid price of our common stock on the trading day closest to the date that is 120 days after the series C preferred stock that is being converted was issued or (ii) the average of the five lowest closing bid prices of our common stock during the 44 consecutive trading days immediately preceding the conversion of the series C preferred stock conversion date.

     Due to the conversion feature associated with the series C preferred stock, we accounted for the beneficial conversion feature as an additional preferred stock dividend. The computed value of the beneficial conversion feature of $3,931,754 was initially recorded as a reduction of the series C preferred stock and an increase to additional paid-in capital. The beneficial conversion feature reduction to the series C preferred stock was accreted, as additional preferred stock dividends, by recording a charge to income applicable to common stockholders from the date of issuance to the earliest date of conversion. We also recorded annual dividends of $40 per share as a reduction of income applicable to common stockholders totalling $29,121 for the year ended December 31, 1999.

     The difference between the stated redemption value of $1,000 per share and the recorded value on January 11, 1999, and June 18, 1999 (the dates upon which the series C preferred stock were issued) totalling $4,316,254 (which includes $1,158,563 of accretion of preferred stock for the beneficial conversion feature in excess of the stated value) was accreted as a charge to income applicable to common stockholders on the date that the series C preferred stock was first convertible, which occurred in the first and second quarters of 1999, respectively, and was comprised of the following:

                                                                             Closings
                                                     -------------------------------------------------------
                                                           June 18, 1999                 January 11, 1999
                                                     ------------------------       ------------------------
Beneficial conversion feature                                      $   17,691                     $3,914,063
Series C preferred stock offering costs                               140,000                        244,500
                                                     ------------------------       ------------------------
Total accretion recorded                                           $  157,691                     $4,158,563
                                                     ========================       ========================

     During 1999, the investor converted all of the 5,000 shares of the series C preferred stock, including accrued dividends payable of $29,121 into 480,508 shares of our common stock at conversion prices per share ranging from approximately $8.59 to $11.13 as summarized in the following table:

                                                                                                     Common
                                                          Number of Shares                            Stock
                                           ---------------------------------------------
                                               Series C                                            Conversion
                                               Preferred                   Common                   Price per
          Conversion Date                        Stock                     Stock                      Share
------------------------------------       -------------------       -------------------       -------------------
February 10, 1999                                        1,500                   140,157                    $10.74
February 11,1999                                           500                    46,724                     10.74
February 26, 1999                                          500                    45,683                     11.00
July 6, 1999                                             1,000                    90,843                     11.13
July 20, 1999                                              700                    63,141                     11.13
August 25, 1999                                            150                    17,597                      8.59
September 7, 1999                                          650                    76,363                      8.59
                                           -------------------       -------------------
Total                                                    5,000                   480,508
                                           ===================       ===================

     10% Preferred Stock-

     In December 1997 and March 1998, we sold a total of 267,500 shares of our 10% cumulative, convertible, redeemable preferred stock (the "10% preferred stock") in a private placement. Each share of 10% preferred stock was convertible at any time after September 30, 1998, at the election of the holder thereof, into the number of shares of our common stock equal to $10 divided by the lesser of (i) $10 or (ii) 80% of the average per share closing bid price of our common stock for the five trading days immediately preceding the 10% preferred stock conversion date.

     During 2000, holders of our 10% preferred stock converted 85,000 shares, including accrued dividends payable of $173,028, into 102,302 shares of our common stock with conversion prices per share of $10.00. During 1999, holders of our 10% preferred stock converted 160,000 shares, including accrued dividends payable of $165,093, into 177,106 shares of our common stock with conversion prices ranging from approximately $9.46 to $10.00.

                                                                                  Common
                                                   Number of Shares               Stock
                                           -------------------------------
                                                10%                             Conversion
                                             Preferred          Common          Price per
          Conversion Date                      Stock            Stock             Share
------------------------------------       --------------    -------------    --------------
January 5, 1999                                    10,000           11,590            $ 9.46
January 7, 1999                                    10,000           11,039              9.98
January 14, 1999                                    5,000            5,422             10.00
January 15, 1999                                   60,000           66,248             10.00
January 19, 1999                                   10,000           10,858             10.00
January 20, 1999                                   25,000           27,636             10.00
January 28, 1999                                   10,000           11,077             10.00
February 2, 1999                                   20,000           22,083             10.00
February 25, 1999                                  10,000           11,153             10.00
January 11, 2000                                   80,000           96,240             10.00
February 14, 2000                                   5,000            6,062             10.00
                                           --------------    -------------
Total                                             245,000          279,408
                                           ==============    =============

(9)  STOCK OPTION PLANS

     We have stock option plans for directors, officers, employees and other third parties, which provide for nonqualified and incentive stock options. In addition to the 1995 Stock Option Plan, which provides for the issuance of options for up to 4,500,000 shares of common stock, during 2000, we adopted a second plan, the 2000 Stock Option Plan, which provides for the issuance of options for up to 1,000,000 shares of common stock (collectively the "plans"). The options vest over various terms with a maximum vesting period of 42 months and expire after a maximum of ten years from the date of grant. At December 31, 2000, there were options for 4,128,070 shares of common stock outstanding and options for 1,027,839 shares of common stock were vested, with 155,435 options available for future grants under the plans.

     A summary of the status of the plans as of December 31, 2000 and 1999 and changes during the years then ended is presented in the tables and narrative below:

                                     2000                             1999
                        -----------------------------     -----------------------------
                                           Weighted                          Weighted
                                           Average                           Average
                                           Exercise                          Exercise
                           Shares           Price            Shares           Price
                        -------------    ------------     ------------     ------------
Outstanding at
 beginning of
 year                       2,770,055          $10.31        1,758,665           $ 5.93
Granted                     2,259,332           15.48        2,101,897            12.03
Exercised                    (251,842)           7.13         (452,773)            2.71
Forfeited and
 canceled                    (649,475)          14.68         (637,734)            9.24
                        -------------                     ------------
Outstanding at end
 of year                    4,128,070          $12.65        2,770,055           $10.32
                        =============    ============     ============     ============
Exercisable at end
 of year                    1,027,839          $10.47          468,861           $ 7.62
                        =============    ============     ============     ============
Weighted average
 fair value of
 options granted
 during year              $     11.38                       $     8.83
                        =============                     ============

     The status of total stock options outstanding and exercisable under the plans as of December 31, 2000 is as follows:

                                  Stock Options Outstanding                               Stock Options Exercisable
                    ---------------------------------------------------    -----------------------------------------------------
                                                             Weighted                                                 Weighted
                                          Weighted           Average                              Weighted            Average
    Range of                               Average          Remaining                             Average            Remaining
    Exercise            Number of         Exercise         Contractual         Number of          Exercise          Contractual
     Prices              Shares             Price          Life (Years)         Shares             Price            Life (Years)
-----------------   ---------------   ---------------   ---------------    ---------------    --------------     ---------------
$ 1.63 -  4.08              616,739              2.10               6.9             61,500              2.96                 5.4
  4.09 - 10.23            1,552,426              8.45               6.1            592,262              8.26                 4.7
 10.24 - 25.60            1,517,505             13.59               5.8            347,410             13.83                 5.0
 25.61 - 58.25              441,400             39.09               6.1             26,667             33.18                 6.1
                    ---------------                                        ---------------
                          4,128,070          $  12.65               6.2          1,027,839          $  10.47                 5.3
                    ===============   ===============   ===============    ===============    ==============     ===============

     During 2000, Webb's subsidiary, Jabber, adopted the 2000 Jabber Stock Option Plan (the "Jabber plan") for directors, officers, and employees that provide for the issuance of up to 3,000,000 nonqualified and incentive stock options for Jabber common stock. The options vest over various terms with a maximum vesting period of 36 months and expire after a maximum of ten years from the date of grant. At December 31, 2000, there were options for 1,258,773 shares of common stock outstanding and options for 70,140 shares of common stock were vested with options for 1,741,227 shares of common stock available for future grants under the Jabber plan.

     A summary of the status of the Jabber plan as of December 31, 2000, and changes during the year then ended is presented in the tables and narrative below:

                                                                         2000
                                                              ---------------------------
                                                                               Weighted
                                                                               Average
                                                                               Exercise
                                                                 Shares         Price
                                                              ------------   ------------
Outstanding at beginning of year                                         -              -
Granted                                                          1,336,949          $1.50
Exercised                                                                -              -
Forfeited and canceled                                             (78,176)          1.50
                                                              ------------
Outstanding at end of year                                       1,258,773           1.50
                                                              ============   ============
Exercisable at end of year                                          70,140          $1.50
                                                              ============   ============
Weighted average fair value of options granted during year      $     0.18
                                                              ============

     During January 2001, Jabber granted options for an additional 1,100,000 shares of Jabber common stock under the Jabber plan at an exercise price of $0.75 per share.

     Pro Forma Fair Value Disclosures

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2000 and 1999, respectively: risk-free interest rate of 6.05 and 5.68 percent; no expected dividend yields; expected lives of 3 years; and expected volatility of 122 and 118 percent, respectively. Fair value computations are highly sensitive to the volatility factor assumed; the greater the volatility, the higher the computed fair value of options granted.

     Cumulative compensation costs recognized in pro forma net loss applicable to common stockholders with respect to options that are forfeited prior to vesting are adjusted as a reduction of pro forma compensation expense in the period of forfeiture.

     Had compensation cost for options granted been determined consistent with SFAS 123, our net loss applicable to common stockholders and net loss applicable to common stockholders per common and common equivalent share would have been increased to the following pro forma amounts:

                                  2000                               1999
                    -------------------------------    -------------------------------
                     As Reported        Pro Forma       As Reported        Pro Forma
                    -------------     -------------    -------------     -------------
Net loss
 applicable to
 common
 stockholders       $(48,853,667)     $ (58,784,188)   $ (21,866,012)    $ (24,897,608)
                    =============     =============    =============     =============
Net loss
 applicable to
 common
 stockholders per
 share-basic and
 diluted            $      (5.39)     $       (6.49)   $       (3.31)    $       (3.77)
                    =============     =============    =============     =============

(10) WARRANTS AND OPTIONS FOR COMMON STOCK ISSUED OUTSIDE THE STOCK OPTION PLANS

     We have issued common stock purchase warrants and options outside our stock option plans ("warrants") in connection with the sale of securities, business acquisitions and services rendered to the Company. The following table sets forth outstanding warrants as of December 31, 2000 and 1999, as well as common stock issued as a result of exercises for the years then ended.

                                                                  December 31, 2000                   December 31, 1999
                                                            ------------------------------    ----------------------------------
                                                                                 Common                              Common
                                                Exercise                         Stock                               Stock
 Warrants and Options                            Price                           Issued                              Issued
 Issued in Connection                             Per          Warrants           From           Warrants             From
        With                Expiration Date      Share        Outstanding       Exercises       Outstanding         Exercises
-----------------------   ------------------  -----------   ---------------   ------------    ---------------     --------------
Series B preferred
 stock (See Notes 8
 and 22)                    February 2004     $   3.875            343,750               -                  -                  -

10% convertible note
 payable (See Notes 7
 and 22)                    December 2005        10.264            136,519         136,519            273,038                  -

Customers (See Note 16)     June and December   8.77 to
                            2002                   9.19            220,162          11,667            231,829                  -

DCI merger (See Note        January 2001 to     6.61 to
 13)                        June 2003             10.16             21,523         113,856            157,951             44,740

Placement firm (See
 Note 11)                   March 2005            38.44              5,834               -                  -                  -

VA Linux (See Note 11)      October 2005            TBD             50,000               -                  -                  -

Underwriter in IPO          May 2001               8.10              1,530         102,361            106,700              3,300

Common stock private
 placement                  January 2000           2.25                  -               -                900             13,500

10% preferred stock
 (See Note 8)               December 2000         15.00                  -          35,000             53,500                  -

5% preferred stock          May 2001              16.33                  -         100,000            100,000                  -

Series A preferred
 stock placement agent      November 2003          5.71                  -               -                  -             20,000

IPO                         May 1999               9.00                  -               -                  -            473,192

Series A preferred stock          November 2003      5.71             -              -               -          140,000
                                                               --------         -------         -------         -------
Total                                                           779,318         499,403         923,918         694,732
                                                               ========         =======         =======         =======

     During 2000, holders of warrants exercised their right to purchase 503,874 shares of our common stock in which we received net proceeds totalling $5,443,315, after deducting $93,707 in commissions, as summarized in the following table:

                             Common
                             Stock         Exercise         Common       Proceeds
 Warrant                    Warrant          Price          Stock         To the
Exercised                  Exercised       Per Share        Issued        Company
-------------------       -----------   ---------------   ----------    ------------
10% preferred
 stock warrants                35,000           $15.00        35,000    $    525,000
IPO representative
 warrants                     105,170             8.10       102,361         736,047
Warrants issued in
 connection with
 the DCI merger               115,518    6.61 to 10.16       113,856         966,558
Warrant issued in
 connection with
 5% preferred stock           100,000            16.33       100,000       1,633,000
Warrant issued to
 customer                      11,667     9.75 to 9.94        11,667         114,640
Warrant issued to
 10% convertible
 note holder                  136,519            11.44       136,519       1,468,070
                          -----------                     ----------    ------------
                              503,874                        499,403    $  5,443,315
                          ===========                     ==========    ============

     During 1999, holders of warrants exercised their right to purchase 691,432 shares of our common stock in which we received net proceeds totalling $4,102,084, after deducting $17,387 in issuance costs, as summarized in the following table:

                             Common
                             Stock         Exercise         Common       Proceeds
 Warrant                    Warrant          Price          Stock         To the
Exercised                  Exercised       Per Share        Issued        Company
-------------------       -----------   ---------------   ----------    ------------
IPO warrants                1,339,811             $9.00      473,192      $3,056,871
IPO representative
 warrants                       3,300              8.10        3,300          26,730
Warrant issued in
 connection with
 series A
 preferred stock              140,000              5.71      140,000         779,400
Common stock
 warrants issued
 to placement
 agent in series A             20,000              5.71       20,000         114,200
 preferred stock
Warrants issued in
 connection with
 the DCI merger                78,577     8.94 to 10.16       44,740         121,238

Warrant issued in
 connection with
 private placement
 of common stock               13,500              2.25        13,500        30,375
                          -----------                       ---------    ----------
                            1,595,188                         694,732    $4,128,814
                          ===========                       =========    ==========

     Included in the common stock issued in connection with the exercise of the IPO representative warrants and the warrants issued in connection with the DCI merger are 131,588 and 32,807 shares, respectively, issued to the holders as a result of utilizing the cashless exercise provision of the agreements for the exercise of 656,343 and 66,644 warrants, respectively.

(11) STOCK BASED COMPENSATION EXPENSE

     During 2000 and 1999, we issued common stock, common stock purchase warrants and options in transactions described below and recorded expense as set forth in the following table.

                                             Number of Shares                      Deferred
                                               or Warrants                       Compensation
                                                 Issued            Expense          Expense
------------------------------------         ----------------    -----------     ------------
2000 Transactions-
Issuance of common stock for
 financial services (A)                                15,000     $  246,891      $         -
Grants of Jabber common stock (B)                     912,500        276,337
Warrant issued to placement firm (D)                    5,834        176,443                -
Option issued to advisory board
 member (E)                                             2,500            729              395
Reset of exercise price for series
 B warrants (See Notes 8 and 22)                            -        379,597                -
Reset of exercise price for 10%
 note payable warrant (See Notes 7                          -        110,302                -
 and 22)
Warrant issued to VA Linux (F)                         50,000         30,000                -
Amortization of previous years
 deferred compensation                                      -        257,933          154,379
                                           ------------------     ----------      -----------
2000 Totals                                           985,834     $1,478,232      $   154,774
                                           ==================     ==========      ===========

1999 Transactions-
Issuance of common stock for
 financial services (A)                                30,000     $  444,390                -
Issuance of common stock for
 consulting services (C)                                6,497         90,000                -
Options issued to consultants (G)                      58,168        461,661                -
Options issued to DCI employees (H)                         -        205,861          304,180
Warrants issued to customers (See
 Note 16)                                             161,667        941,684                -
Amortization of previous years
 deferred compensation                                      -        612,770          108,527
                                           ------------------     ----------      -----------
1999 Totals                                           256,332     $2,756,366      $   412,707
                                           ==================     ==========      ===========

     We issued common stock in the following transactions-

     (A) On March 16, 2000, and November 5, 1999, we executed two-month and four-month consulting agreements, respectively, with a financial consulting firm to enhance our activities in corporate finance, mergers and acquisitions and investor relations. In connection with the agreements, we issued restricted shares of our common stock for services provided with respect to the 2000 grant and for a commencement bonus with respect to the 1999 grant, as follows:

                                                             March 16, 2000     November 5, 1999
                                                          -------------------   ----------------
Common shares issued                                                   15,000             30,000
Date services provided or date of issuance                March to April 2000   December 2, 1999
Fair market value on date services provided or on
 date of issuance                                            $9.625 to $41.50           $  14.81
Value of common stock                                                $246,891           $444,390

     We recorded expenses totalling $246,891 on the date the services were provided with respect to the 2000 grant and, expenses totalling $444,390 with respect to the 1999 grant, on the date of issuance for the commencement bonuses equal to the value of the common stock granted as the shares are not refundable to us.

     (B) During July and September 2000, we issued 912,500 shares of common stock of our subsidiary, Jabber., to employees of the subsidiary, an officer of the Company and members of the Jabber advisory boards. The shares vest over periods ranging from grant date to two years. We recorded deferred compensation totalling $523,700 and compensation expense totalling $276,337 during the year ended December 31, 2000, calculated based on the appraised value of the Jabber common stock.

     (C) In February 1999, we entered into a third consecutive six-month agreement with an individual to provide consulting services in his capacity as Webb's Chief Operating Officer and subsequent duties as Chief Financial Officer. Pursuant to the terms of the agreement, in addition to a monthly cash fee of $15,000, the consultant earned shares of our common stock determined by dividing $15,000 by the fair market value of the our common stock on the last trading day of the month. During the year ended December 31, 1999, we issued 6,497 shares of our common stock under this agreement valued in the aggregate at $90,000.

     We issued common stock purchase warrants/options in the following transactions-

     (D) In March 2000, we issued a five-year common stock purchase warrant to purchase 5,834 shares of our common stock at an exercise price of $38.44 per share to an employment agency in connection with a placement fee. The warrant vests one year from grant date. We valued the warrant at $176,443 utilizing the Black-Scholes option pricing model using the following assumptions:

Exercise price                                                 $38.44
Fair market value of common stock on date of issuance          $38.44
Option life                                                   5 years
Volatility rate                                                   119%
Risk-free rate of return                                         6.06%
Dividend rate                                                       0%

     (E) In April 2000, we granted an option to purchase 2,500 shares of our stock at $15.88 per share to an advisory board member. The option vests over three years from grant date. We applied variable plan accounting pursuant to SFAS 123 and related interpretation EITF 96-18,and valued the option at $1,124 utilizing the Black-Scholes option pricing model using the following assumptions:

Exercise price                                                 $15.88
Fair market value of common stock on date of valuation         $1.688
Option life                                                   7 years
Volatility rate                                                   119%

Risk-free rate of return                                         6.06%
Dividend rate                                                       0%

     (F) In October 2000, we became obligated to issue a five-year common stock purchase warrant for 50,000 shares of Jabber common stock to VA Linux for the integration on Jabber's products with those of VA Linux. The exercise price is to be determined at the earlier of third party financing of Jabber or the fair market fair determined by Jabber. Based on the appraised value of the warrant, we recorded expense totalling $30,000 for the year ended December 31, 2000.

     (G) During 1999, we granted stock options under the plan to several consultants in connection with agreements to provide Webb with services related to developing financing sources and strategic alliances as well as investor relations. The terms of the agreements range from approximately six months to three years. We issued in the aggregate options to purchase a total of 52,168 shares of our common sock at exercise prices ranging from $4.00 to $8.50. We applied variable plan accounting pursuant to SFAS 123 and related interpretation EITF 96-18, and valued these options at $461,661 utilizing the Black-Scholes option pricing model on the vesting dates using the following assumptions:

Exercise price                                                 $4.00 to $8.50
Fair market value of common stock on grant date               $5.50 to $16.25
Option life                                                      1 to 7 years
Volatility rate                                                    95% to 104%
Risk free rate of return                                        4.52% to 6.00%
Dividend rate                                                               0%
Vesting period                                       Date of grant to 3 years

     (H) On June 30, 1999, as a result of the consummation of the merger with DCI, we recorded the intrinsic value of options granted to DCI employees whereby the difference between the fair market value of our common stock on June 30, 1999 ($17.50 per shares) and the exercise price of the options ($7.63 per share) is expensed over the vesting period of the options. We recorded expense for these options totalling $205,861 for the year ended December 31, 1999.

(12) NET REVENUES

     Net revenues from continuing operations consist of a single software license fee from the sale of a source code license by Webb and fees earned by Jabber for professional services for the customization of Jabber's IM software and the open-source IM software. Net revenues from continuing operations are comprised of the following:

                                                             Year Ended
                                                            December 31,
                                                        --------------------
                                                          2000        1999
                                                        --------    --------
Net revenues:
 License                                                $ 10,000    $      -
 Services                                                320,875           -
                                                        --------    --------
 Total net revenues                                     $330,875    $      -
                                                        ========    ========


(13) ACQUISITIONS

     Update Systems, Inc.

     Effective January 7, 2000, we acquired the assets of Update Systems, Inc. ("Update"), a developer and provider of e-communication Internet business solutions, by issuing 278,411 shares of Webb common stock. In addition, outstanding Update options to purchase common stock were exchanged for 49,704 options to purchase Webb common stock. The acquisition of the assets was recorded using the purchase method of accounting whereby the consideration paid of $10,060,417 was allocated based on the fair values of the assets acquired with the excess consideration over the fair market value of tangible assets totalling $10,014,485 recorded as intangible assets.

Total consideration for the merger was as follows:

Value of common stock issued                                 $ 8,630,741
Value of options issued                                        1,364,676 (a)
Acquisition expenses                                              65,000
                                                             -----------
Total purchase price                                         $10,060,417
                                                             ===========

The purchase price was allocated to the assets acquired based on their fair market values as follows:

Acquired property and equipment                              $     45,932
Developed technologies, goodwill and other intangibles         10,014,485
                                                             ------------
Total assets acquired                                        $ 10,060,417
                                                             ============

     The transaction with Update resulted in intangible assets totalling $10,014,485 and was comprised of the following:

Goodwill                                                     $  5,560,417
Developed technologies and workforce                            4,500,000
                                                             ------------
Total assets acquired                                        $ 10,060,417
                                                             ============

     At December 31, 2001, these intangible assets were being amortized over their estimated economic lives of three years.

(a) 49,704 options issued, which were valued using the Black-Scholes option pricing model using the following assumptions:

Exercise prices                                                     $  4.33
Fair market value of common stock on measurement date               $ 29.50
Option lives                                                        5 years
Volatility rate                                                        104%
Risk-free rate of return                                               5.0%
Dividend rate                                                            0%

     At December 31, 2000, we determined, per an analysis of the estimated undiscounted cash flows related to the purchased intangibles during their remaining useful life, that the net book value of the assets exceeded the estimated undiscounted net cash flows, and therefore, in accordance with our policy, such assets were considered to be impaired. Accordingly, we recorded an impairment loss from discontinued operations in accordance with SFAS 121, totalling $3,435,807, all of which was allocated to goodwill. The impairment charge was determined using estimated fair values, determined by the use of discounted estimated net cash flows. As of December 31, 2000, the remaining book value of the intangible assets totalled $3,240,516. As a result of the termination of our AccelX business in October 2001, we recorded an impairment loss of $1,019,301 in the third quarter of 2001 (See Notes 15 and 22).

     Durand Communications, Inc.

     On June 30, 1999, Durand Acquisition Corporation ("DAC"), a wholly owned subsidiary of Webb, completed a merger with DCI, a developer and marketer of Internet "community" building tools, by exchanging 947,626 shares of

Webb common stock for all of the common stock of DCI at an exchange ratio of
2.46 shares of Webb common stock for each share of DCI's common stock. In addition, outstanding DCI options and warrants to purchase common stock were converted at the same exchange ratio into 242,293 options and warrants to purchase Webb common stock. The acquisition of the assets and liabilities was recorded using the purchase method of accounting whereby the consideration paid of $14,216,876 was allocated based on the fair values of the assets and liabilities acquired with the excess consideration over the fair market value of tangible assets totalling $14,132,445 recorded as intangible assets. We have determined that substantially all of the intangible assets acquired are represented by the value of the developed technology, workforce and goodwill acquired from DCI.

Total consideration for the merger was as follows:

Value of common stock issued                                 $ 9,239,358
Value of warrants and options issued                           1,504,349 (a)
Liabilities assumed                                            2,190,566 (b)
Acquisition expenses                                           1,282,603
                                                             -----------
Total purchase price                                         $14,216,876
                                                             ===========

The purchase price was allocated to the assets acquired based on their fair market values as follows:

Cash and cash equivalents                                    $    23,739
Other current assets                                              23,708
Property and equipment                                            36,984
                                                             -----------
Total tangible assets acquired                                    84,431
Developed technologies, goodwill and other intangibles        14,132,445
                                                             -----------
Total assets acquired                                        $14,216,876
                                                             ===========

(a) 242,293 warrants and options issued, which were valued using the Black-Scholes option pricing model using the following assumptions:


Exercise prices                                          $4.30 to $20.33
Fair market value of common stock on measurement date              $9.75
Option lives                                                1 to 9 years
Volatility rate                                                      104%
Risk free rate of return                                             5.0%
Dividend rate                                                          0%

(a) The liabilities assumed by Webb included a $1,168,173 note payable and accrued interest from DCI to Webb which was forgiven at the consummation of the transaction.

     In connection with the merger, we issued a five-year warrant to a financial advisory firm to purchase 50,150 shares of our common stock at an exercise price of $8.85. We recorded $654,488 in acquisition costs for the warrant, which was valued using the Black-Scholes option pricing model utilizing the following assumptions:


Exercise price                                                    $ 8.85
Fair market value of common stock on grant date                   $15.50
Option life                                                      5 years
Volatility rate                                                      104%
Risk free rate of return                                             5.0%
Dividend rate                                                          0%

     The transaction with DCI resulted in intangible assets totalling $14,132,445 (primarily developed technologies, workforce and goodwill). These intangible assets are being amortized over their estimated economic lives of three years.

     The results of operations of DCI are included in our results from the date of the DCI acquisition and all significant intercompany balances and transactions have been eliminated in consolidation.

     At December 31, 2000, we determined, per an analysis of the estimated undiscounted cash flows related to the purchased intangibles during their remaining useful life, that the net book value of the assets exceeded the estimated undiscounted net cash flows, and therefore, in accordance with our policy, such assets were considered to be impaired. Accordingly, we recorded an impairment loss in accordance with SFAS 121, totalling $4,733,097. This amount is reflected as $1,302,204 in continuing operations and $3,430,893 in discontinued operations. The impairment charge was determined using estimated fair values, determined by the use of discounted estimated net cash flows. As of December 31, 2000, the remaining book value of the intangible assets totalled $2,313,766. We will continue to evaluate the carrying value of the remaining intangible assets for possible impairment. Such a review may indicate further impairment that would require us to record additional losses in future periods and those losses could be substantial (See Note 14).

     NetIgnite, Inc.

     On March 10, 1999, we acquired a controlling interest in a newly formed company, NetIgnite 2, LLC ("NetIgnite"). NetIgnite was a development stage company that we formed with a predecessor company by the name of NetIgnite, Inc. ("NI"), the sole shareholder and founder of which was Perry Evans, the founder and past President of MapQuest.com. Webb was, as a result of this transaction, entitled to 99.5% of NetIgnite's operating income and approximately 60% of any proceeds upon the sale of NetIgnite. NI was entitled to .5% of NetIgnite's operating income and approximately 40% of any proceeds upon the sale of NetIgnite.

     Prior to June 2, 1999, we utilized the equity method of accounting for this subsidiary and recorded a loss from this investment totalling $127,083 for the year ended December 31, 1999.

     On June 2, 1999, we acquired the assets and liabilities of NI in exchange for 71,429 shares of Webb common stock valued at $984,400. The acquisition of these assets and liabilities was recorded using the purchase method of accounting whereby the consideration paid was allocated based on the fair values of the assets and liabilities acquired, with the excess consideration totalling $893,953 recorded as an intangible asset, primarily developed technologies and goodwill. At December 31, 2001, these intangible assets were being amortized over their estimated economic lives of three years.

     As a result of the termination of our AccelX business in October 2001, Nextron purchased the technology acquired from NetIgnite (See Notes 15 and 22).

     The results of operations of NetIgnite are included in our results from the date of the NI acquisition and all significant intercompany balances and transactions have been eliminated in consolidation.

     Pro Forma Results (Unaudited)

     The following unaudited tabulations present the pro forma effect of the business combinations on our results of operations for the year ended December 31, 1999, as if the transactions occurred on January 1 of the year in which each acquisition occurred, except that pro forma results include the results of Update Systems since its formation (February 24, 1999) and NetIgnite since its formation (March 10, 1999).



Net revenues from continuing operations                          $          -
Net loss applicable to common stockholders                       $(31,469,032)

Loss applicable to common stockholders per share, basic and
    diluted                                                      $      (4.26)

(14)  IMPAIRMENT LOSS

     During the year ended December 31, 2000, we recorded an impairment loss in our AccelX and Jabber business segments totalling $6,866,700 and $1,302,204, respectively, from the impairment of assets we purchased in connection with our acquisitions of Update and DCI. The impaired assets consisted of developed technology and goodwill as summarized in the following table:

                                        DCI                  Update               Total
                                  --------------          ------------          --------------
Developed technology                $  3,261,751            $          -          $  3,261,751
Goodwill                               1,471,346               3,435,807             4,907,153
                                    ------------            ------------          ------------
 Total impairment loss              $  4,733,097            $  3,435,807          $  8,168,904
                                    ============            ============          ============

     In connection with the DCI and Update acquisitions, we purchased technology that has been incorporated into our current product offerings as well as our Jabber instant messaging technology. Based on a review of the acquired technology in combination with our evolving business plan, we determined that only a portion of such acquired technology is utilized in our current products. Further, substantially less revenue had been recorded from products incorporating the acquired technology than was originally expected and our current estimated revenues projected to be earned from the purchased technology is also less than previously believed. Because of these factors, which became apparent during the fourth quarter of 2000 in the context of an overall economic slowdown and its impact on our customers, coupled with substantial volatility in the capital and business environment and delays in purchasing decisions by most large aggregators of small business due in part to a reluctance to make significant investments in new Internet-related products and services, we determined that the carrying amount of the acquired intangibles should be assessed for impairment. As a result, we assessed impairment by comparing the estimated undiscounted net cash flows expected to be generated from our current product offerings which use the purchased technologies to their remaining net book values of the assets. Our analysis showed that such assets were in fact impaired. Accordingly, the impairment charge was recorded based upon the difference between the carrying amount and the estimated fair value of the assets, determined using the net present value of the estimated future cash flows.

(15)  DISCONTINUED OPERATIONS

      On September 12, 2000, our e-banking segment was sold to a privately held company for consideration valued at $487,873, which was approximately the same as the net book value of the net assets of this segment. We received $39,700 in cash and 181,176 shares of the purchaser's common stock recorded at an estimated value of approximately $2.47 per share. We estimated the fair value of the stock based on our assessment of the buyers business prospects and the value of the assets we sold to them. At the time of the sale, which closed in September 2000, the purchaser had in place temporary financing and was in the process of raising permanent financing. We believed, as did the purchaser, that due to an investment earlier in the year by a venture capital firm, that additional funding would occur which would support our estimated value. During the interim from September 2000, through December 31, 2000, the values for technology companies overall, and values for internet-based companies specifically, fell substantially. As a result, at December 31, 2000 we determined that the value of this stock was likely permanently impaired, and we began the process of determining what value, if any, should be carried at in our December 31, 2000, balance sheet. In January 2001, BNKR informed us that they were unable to close on the commitment for additional funding, and in February 2001, BNKR ceased operations. These post year-end events confirmed our belief at December 31, 2000, that these securities were permanently impaired, and we determined that they should be completely written off.

     On October 16, 2001, we terminated our AccelX local commerce business (See
Note 22). In connection with the termination of this business, we granted a perpetual license for software used in this business to Nextron for a license fee of $1 million. The terms of this perpetual license transfers substantially all of our rights and their related value for this technology. In addition, we sold assets used in this business to Nextron for an initial purchase price of $500,000. In the event that Nextron completes a qualifying financing transaction by January 31, 2002,

Nextron will pay Webb an additional $750,000 for the assets. If the financing transaction is not completed by January 31, 2002, but is completed by June 30, 2002, Nextron will pay Webb an additional $350,000 for the assets. If the financing transaction is not completed by June 30, 2002, Webb will not receive any additional consideration for the assets.

     The receipt of any additional proceeds as indicated above will increase the gain we recognize from the sale of these assets.

     The sales of these segments are reflected as a sale of discontinued operations in the accompanying condensed consolidated financial statements. Accordingly, the assets, liabilities; and revenues, costs and expenses of these discontinued operations have been excluded from the respective captions in the Condensed Consolidated Balance Sheets and Condensed Consolidated Statement of Operations and have been reported as "Long-term assets of discontinued operations," "Current liabilities from discontinued operations, net" and "Loss from discontinued operations" for all periods presented.

     Assets and liabilities of the AccelX discontinued operations consists of the following:

                                                                                December 31,
                                                               ---------------------------------------------
                                                                         2000                     1999
                                                               -------------------       -------------------
Long-term assets of discontinued operations:
  Property and equipment, net                                         $  1,705,682             $   1,184,825
  Intangible assets and goodwill, net                                    3,727,615                12,503,047
                                                               -------------------       -------------------
     Total long-term assets of discontinued operations                  $5,433,297             $  13,687,872
                                                               ===================       ===================

Current liabilities of discontinued operations, net:
Current assets of discontinued operations:
  Cash                                                                $     29,656             $           -
  Accounts receivable, net                                                 317,370                    76,806
  Prepaid expenses                                                         244,632                   146,518
                                                               -------------------       -------------------
     Total current assets of discontinued operations                       591,658                   223,324
                                                               -------------------       -------------------

  Accounts payable and accrued liabilities                                 331,491                   384,773
  Accrued salaries and payroll taxes payable                               296,248                   289,091
  Customer deposits and deferred revenue                                   174,522                    44,882
                                                               -------------------       -------------------
     Total current liabilities of discontinued operations                  802,261                   718,746
                                                               -------------------       -------------------
     Current liabilities of discontinued operations, net              $    210,603             $     495,422
                                                               ===================       ===================

     Assets and liabilities of the e-banking discontinued operations consists of the following:

                                                                                             December 31,
                                                                                                 1999
                                                                                         -------------------
Long-term assets of discontinued operations:

  Property and equipment, net                                                                       $683,890
                                                                                         ===================

Current liabilities of discontinued operations, net:
Current assets of discontinued operations:
  Accounts receivable, net                                                                          $ 30,326
                                                                                         -------------------

  Accounts payable and accrued liabilities                                                           192,512
  Customer deposits and deferred revenue                                                             183,000
                                                                                         -------------------
     Total current liabilities of discontinued operations                                            375,512
                                                                                         -------------------


                                                                                          -------------------
     Current liabilities of discontinued operations, net                                          $   345,186
                                                                                          ===================

     Summarized financial information for the discontinued operations are as follows:

                                                                            Year Ended December 31,
                                                               ----------------------------------------------
AccelX Business Segment:                                               2000                       1999
                                                               -------------------        -------------------
 Net revenues                                                         $  3,683,519                $ 1,193,196
                                                               -------------------        -------------------
 Costs and expenses:
    Cost of revenues                                                     3,015,779                  1,363,758
    Sales and marketing expenses                                         2,570,701                  1,726,004
    Product development expenses                                         3,960,382                  2,891,569
    General and administrative expenses                                    930,101                    575,062
    Customer acquisition costs                                                   -                    941,684
    Depreciation and amortization                                        7,097,223                  2,777,714
    Impairment loss                                                      6,866,700                          -
                                                               -------------------        -------------------
      Total costs and expenses                                          24,440,886                 10,275,791
                                                               -------------------        -------------------
 Operating loss                                                        (20,757,367)                (9,082,595)
 Other income and expenses:
    Gain (loss) on foreign currency transactions                          (130,357)                         -
    Equity in loss of subsidiary                                                 -                   (127,083)
                                                               -------------------        -------------------
 Loss from AccelX discontinued operations                             $(20,887,724)               $(9,209,678)
                                                               ===================        ===================

E-banking Business Segment: (2000 amounts include activity
 through September 12, 2000 only)
 Net revenues                                                         $    497,821                $   751,087
 Costs and expenses:                                                      (701,193)                  (830,863)
                                                               -------------------        -------------------
 Net loss from e-banking discontinued operations                      $   (203,372)               $   (79,776)
                                                               ===================        ===================

(16)  CUSTOMER ACQUISITION COSTS

     During 1999, we granted warrants to three AccelX customers to purchase in the aggregate 161,667 shares of our common stock at exercise prices ranging from $9.19 to $9.94 per share. The warrants may be exercised at any time during the one-to-three-year periods from the date of issuance. On June 30, 1999, we issued a warrant to purchase 150,000 shares of our common stock to Switchboard, Inc. concurrent with the license agreement we entered into with them on the same date. The warrant vested on the date of issuance and there was no performance obligation associated with the issuance of the warrant. In 1998, we commenced a warrant issuance program, which was terminated in 1999, related to our broadband cable business in which we issued warrants for an aggregate of 11,667 shares to two cable operators during 1999. There were no performance obligations associated with the issuance of these warrants. Because these agreements did not contain minimum guaranteed revenues or performance obligations, we did not have any past transactions with these customers, and due to the start-up nature of these services and other uncertainties regarding these arrangements, we recorded expense for customer acquisition costs of $941,684 for the year ended December 31, 1999. We valued these options utilizing the Black-Scholes option pricing model using the following assumptions:

Exercise prices                                            $ 9.19 to $9.94
Fair market value of common stock on grant date            $8.81 to $15.50
Option lives                                                  1 to 3 Years
Volatility rate                                                       104%
Risk free rate of return                                      5.0% to 6.0%
Dividend rate                                                           0%

(17)  MAJOR CUSTOMERS

      A substantial portion of Jabber's revenues are derived from a limited number of customers. Revenues to customers in excess of 10% of net revenues from continuing operations for the years ended December 31, 2000 and 1999, are as follows:

                                                         Year Ended
                                                        December 31,
                                              ------------------------------
                                                  2000              1999
                                              ------------       -----------
Customer A                                    $    146,270       $         -
Customer B                                          80,300                 -
Customer C                                          38,650                 -
Customer D                                          36,250                 -

     Jabber's accounts receivable balances from customers in excess of 10% of the accounts receivable balance as of December 31, 2000 and 1999, are as follows:

                                                        December 31,
                                              ------------------------------
                                                  2000              1999
                                              ------------       -----------
Customer A                                    $    145,362       $         -

(18)  INCOME TAXES

     The provision for income taxes includes the following:

                                                         Year Ended
                                                         December 31,
                                              ------------------------------
                                                   2000              1999
                                              ------------       -----------
Current:
 Federal                                      $          -       $         -
 State                                                   -                 -
                                              ------------       -----------
 Total current provision                                 -                 -
                                              ------------       -----------
Deferred:
  Federal                                       (6,796,927)       (5,497,115)
  State                                           (659,702)         (533,543)
  Valuation allowance                            7,456,629         6,030,658
                                              ------------       -----------
 Total deferred provision (benefit)                      -                 -
                                              ------------       -----------
 Total provision                              $          -       $         -
                                              ============       ===========

     The statutory federal income tax rate was 34% for the years ended December 31, 2000 and 1999. Differences between the income tax expense reported in the statements of operations and the amount reported by applying the statutory federal income tax rate to loss applicable to common shareholders before income taxes are as follows:

                                                        Year Ended
                                                        December 31,
                                               -----------------------------
                                                    2000           1999
                                               -------------     -----------
Benefit at statutory rate from continuing
  operations                                   $(9,439,274)      $(4,276,029)
Increase (decrease) due to:
 State income taxes                             (1,604,184)         (721,578)
 Nondeductible expenses                         10,675,510         2,125,364
 Valuation allowance                             7,456,629         6,030,658

 Operating losses of discontinued operations
    retained by Webb                              (7,088,681)      (3,158,415)
                                              --------------    -------------
 Income tax provision                         $            -    $           -
                                              ==============    =============

     Components of net deferred assets (liabilities) as of December 31, 2000 and 1999 are as follows:

                                                        Year Ended
                                                        December 31,
                                              -------------------------------
                                                   2000             1999
                                              -------------     -------------
Current:
 Accrued liabilities and other reserves       $     409,837     $      77,920
 Deferred revenue                                    65,097            85,000

Non-current:
 Depreciation                                        29,247            21,788
 Book amortization in excess of tax                       -            44,035
 Net operating losses                            19,063,673        11,882,482
                                              -------------     -------------
 Total net deferred tax assets                   19,567,854        12,111,225
 Valuation allowance                            (19,567,854)      (12,111,225)
                                              -------------     -------------
 Net deferred tax assets                      $           -     $           -
                                              =============     =============

     For income tax purposes, we have approximately $51,109,000 of net operating loss carryforwards that expire at various dates through 2020. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards available to be used in any given year in the event a significant change in ownership. Realization of net operating loss carryforwards is dependent on generating sufficient taxable income prior to the expiration dates.

     During 2000 and 1999, we increased our valuation allowance by $7,456,629 and $6,030,658, respectively, due mainly to uncertainty relating to the realizability of the 2000 and 1999 net operating loss carryforwards. The amount of the deferred tax assets considered realizable could be adjusted in the near term if future taxable income materializes.

(19) RELATED PARTY TRANSACTIONS

     Legal Services

     Webb's vice-president of administration and corporate counsel, who began his employment with the Company in 1999, is also a partner in the law firm we retain for our legal services. We incurred $90,929 and $268,412 in legal fees to the law firm during the years ended December 31, 2000 and 1999, respectively. As of December 31, 2000 and 1999, our accounts payable balances included $10,000 and $8,013, respectively, payable to the law firm.

(20) COMMITMENTS AND CONTINGENCIES

     Minimum future annual lease payments as of December 31, 2000 are as follows:


2001                                                $  791,391
2002                                                   623,077
2003                                                   582,977
2004                                                   599,148
2005                                                   349,503

Thereafter                                                   -
                                               ---------------
                                                    $2,946,096
                                               ===============

     The total operating lease expense for the years ended December 31, 2000 and 1999, was $740,063, including $265,463 from discontinued operations, and $368,168, respectively.

     In November 1999, we entered into a three-year application service provider agreement whereby we pay approximately $12,000 per month for financial application software hosting services. The term of the agreement is for three years and we have the right to terminate the agreement at any time for a termination fee of 30% of the total remaining monthly payments. Total remaining payments under this agreement are expected to be approximately $280,000.

     As of December 31, 2001, Webb has entered into an employment agreement with Perry Evans and agreements with certain officers, including William R. Cullen, Lindley S. Branson, Gwenael Hagan and Andre Durand which take effect only if a change of control of 30% or more of our outstanding voting stock occurs. If a change of control occurs, these agreements provide for the continued employment (at similar responsibility and salary levels) of the employees for a period of three years after the change of control. During this three-year period, if we (or a successor entity) terminates the employees employment without cause or if the employee terminates his employment for good reason, then we (or the successor entity) must pay a lump sum severance to the employees equal to three years salary (including bonus), accelerate the vesting of all outstanding options held by the employees and allow the employees to continue to participate in our benefit and welfare plans (or those of the successor entity) for a period of three years after the employment terminates.

(21)  BUSINESS SEGMENT INFORMATION

     We have two reportable business segments: Jabber and Webb. Jabber is a commercial developer of real-time communications software and instant messaging
(IM) solutions and is building upon the growing demand and adoption of the Jabber.org open-source project by offering proprietary, scalable extensible IM solutions for carriers, service providers; for OEM and ISV partners, and for large enterprises. Webb consists of corporate activities such as accounting, administration, public reporting and financing activities.

                                                      December 31,
                                           -----------------------------------
                                                 2000               1999
                                           -----------------  ----------------
Assets
-----------------------------------------
Webb                                           $ 8,997,291        $ 7,999,122
Jabber                                           2,714,329                  -
Net assets of discontinued operations            5,433,297         14,371,762
Eliminations                                    (1,315,838)                 -
                                           ---------------        -----------
Total assets                                   $15,829,079        $22,370,884
                                           ===============        ===========
Property and equipment, net
-----------------------------------------
Webb                                           $   860,677        $   483,774
Jabber                                             263,773                  -
                                           ---------------        -----------
Total                                          $ 1,124,450        $   483,774
                                           ===============        ===========

                                                         Years Ended
                                                         December 31,
                                           ----------------------------------

                                                    2000           1999
                                                -------------  -------------
Net revenues from continuing operations
--------------------------------------------
Webb                                             $     10,000    $         -
Jabber                                                320,875              -
                                                -------------  -------------
Total net revenues from continuing operations    $   330,8753    $         -
                                                =============  =============

Net loss from continuing operations
---------------------------------------------
Webb                                             $(16,177,905)   $(7,987,641)
Jabber                                             (8,424,500)             -
Eliminations                                        8,596,623              -
                                                -------------  -------------
Total net loss from continuing operations        $(16,005,782)   $(7,987,641)
                                                =============  =============

Depreciation and amortization
---------------------------------------------
Webb                                             $    375,030    $   124,809
Jabber                                              1,682,870              -
                                                -------------  -------------
Total depreciation and amortization expense      $  2,057,900    $   124,809
                                                =============  =============

Property and equipment additions
---------------------------------------------
Webb                                             $  1,159,320    $   245,873
Jabber                                                299,155              -
Discontinued operations                               679,895      1,446,659
                                                -------------  -------------
Total                                            $  2,138,370    $ 1,692,532
                                                =============  =============

(22)   SUBSEQUENT EVENTS

       Series C-1 Preferred Stock-


       On February 28, 2001, pursuant to a securities purchase agreement, we completed a private placement that resulted in gross proceeds of $2,500,000. We sold 2,500 shares of our series C-1 convertible preferred stock (the "series C-1 preferred stock"), including warrants to purchase 500,000 shares of our common stock. We received net proceeds totalling approximately $2,450,000 after deducting approximately $50,000 in offering costs.

       The series C-1 preferred stock is convertible into shares of our common stock at $2.50 per share. The conversion price is subject to anti-dilution protection in the event we issue common stock at prices less than the current conversion price for the preferred stock or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. If the conversion price is reduced, we may be required to record additional charges against income and such charges may be significant.

       In addition, subject to certain conditions, including the Securities and Exchange Commission declaring the associated Registration Statement effective, we have the right to sell 2,500 shares of our series C-2 convertible preferred stock (the "series C-2 preferred sock") to the investor for gross proceeds of $2,500,000. The initial conversion price of the series C-2 preferred stock will be equal to the least of 80% of the average closing bid price of our common stock for three trading days immediately preceding the issuance of the series C-2 preferred stock, 80% of the closing bid price of our common stock on the trading day immediately preceding such issuance or $7.50 per share. If we consummate the sale of our series C-2 preferred stock, we will also issue a common stock purchase warrant to the investor. The number of shares issuable upon exercise of the warrant will be determined by the aggregate value of the series C-2 preferred stock divided by the initial conversion price multiplied by 20%. The exercise price of the warrant will be computed as the greater of 150% of the initial conversion price of the series C-2 preferred stock and the closing bid price on the trading day immediately preceding the issuance date. The issuance of the series C-2 preferred stock may result in significant charges to be recorded against net losses applicable to common stockholders.

     We also issued a three-year warrant to purchase 500,000 shares of our common stock in connection with the series C-1 preferred stock. The warrant entitles the holder to purchase our common stock for a purchase price of $3.75 per share. The exercise price of the warrant is subject to anti-dilution protection should certain events transpire such as subdivision or combination of our common stock, distributions to holders of our common stock, or consolidations or mergers with another corporation. If the exercise price is reduced, we may be required to record additional charges against income and such charges may be significant.

     The warrant was valued at $735,279 determined based on the relative fair value of the warrants utilizing the Black-Scholes option pricing model using the following assumptions:

Exercise price                                                     $3.75
Fair market value of common stock on measurement date              $3.00
Option life                                                      3 years
Volatility rate                                                     120%
Risk free rate of return                                            6.0%
Dividend rate                                                         0%

     Due to the conversion feature associated with the series C-1 preferred stock, we will recognize the beneficial conversion feature as an additional preferred stock dividend. The computed value of the beneficial conversion feature of $1,235,279 will be initially recorded as a reduction of the series C-1 preferred stock and an increase to additional paid-in capital. The beneficial conversion feature reduction to the series C-1 preferred stock will be accreted on the date of issuance, as additional preferred stock dividends, by recording a charge to income applicable to common stockholders from the date of issuance to the earliest date of conversion.

     The difference between the stated value of $1,000 per share totalling $2,500,000 and the recorded value on February 28, 2001, will be accreted as a charge to income applicable to common stockholders on the date of issuance (the date on which the series C-1 preferred stock was first convertible) and is comprised of the following:

Beneficial conversion feature                         $1,235,279
Relative fair value of common stock warrant              735,279
                                                   -------------
Total accretion expense                               $1,970,558
                                                   =============

     As a result of the issuance of the series C-1 preferred stock, in accordance with terms of the original agreements, the conversion prices for the 10% note payable and our series B-2 preferred stock as well as the exercise prices for the 10% note payable and series B preferred stock warrants were reset as indicated below:

                                                  Conversion or Exercise
                                                     Price Immediately               Conversion or Exercise
                                                    Preceding Series C-1            Price Immediately After
                                                      Preferred Stock                Series C-1 Preferred
                                                           Issuance                    Stock Issuance
-------------------------------------------------------------------------       ---------------------------
10% convertible note payable                                    $   10.07                        $     2.50
Series B-2 preferred stock                                       10.20408                              2.50
Series B common stock purchase warrants                             3.875                           3.75374
10% note payable common stock purchase warrant                     10.264                           9.33431

     As a result of the reset provisions, we will record additional non-cash expenses in February 2001, totalling $3,314,498 as summarized below:

10% convertible note payable                                   $2,394,234

Series B-2 preferred stock                                       886,068
Series B common stock purchase warrants                            2,264
10% note payable common stock purchase warrant                    31,932
                                                           -------------
Total expense                                                 $3,314,498
                                                           =============

     With respect to the 10% convertible note payable and the series B-2 preferred stock, the non-cash expense represents an incremental additional beneficial conversion feature calculated by multiplying the number of common shares issuable upon conversion after the reset by the fair market value of our common stock on the issuance date of the series C-1 preferred stock as follows:

                                                                  10% Convertible             Series B-2
                                                                   Note Payable             Preferred Stock
                                                                 -----------------         -----------------
Value of security                                                       $2,654,110                 $ 978,000
Conversion price before reset                                           $    10.07                 $10.20408
Number of common shares issuable upon conversion before reset              263,566                    95,844
Conversion price after reset                                            $     2.50                 $    2.50
Incremental number of common shares issuable upon conversion
 after reset                                                               798,078                   295,356
Fair market value of common stock on series C-1 preferred
 stock issuance date                                                    $     3.00                 $    3.00
Additional beneficial conversion feature recognized as
 interest expense                                                       $2,394,234
Additional beneficial conversion feature recognized as a
 preferred stock dividend                                                                          $ 886,068

  With respect to the warrants, the non-cash expense was computed based on the difference of the warrant value immediately before the reset to the value immediately after the reset using the Black-Scholes option pricing model as indicated below:

                           Series B Common Stock Purchase           10% Note Payable Common Stock Purchase
                                       Warrant                                    Warrant
                   -----------------------------------------  ----------------------------------------------
                          Immediately                              Immediately
                          Preceding       Immediately After         Preceding          Immediately
                            Reset               Reset                  Reset           After Reset
                   -------------------  -------------------   -------------------  ------------------
Common stock
 issuable upon
 exercise of
 warrant                    343,750                 343,750               136,519             150,116
Exercise price             $   3.85                $3.75374             $10.26425            $9.33431
Fair market value
 of common stock
 on date of
 issuance                  $   3.00                $   3.00             $    3.00            $   3.00
Option life                 5 years                 5 years               5 years             5 years
Volatility rate                 120%                    120%                  104%                104%
Risk-free rate of
 return                        6.71%                   6.71%                  6.0%                6.0%
Dividend rate                     0%                      0%                    0%                  0%
Calculated value           $854,110                $856,374             $ 256,731            $288,663

     Termination of AccelX Business-

     On October 16, 2001, we terminated our AccelX local commerce business. In connection with the termination of this business, we granted a license for software used in this business to Nextron for a license fee of $1 million. In addition, we sold assets used in this business to Nextron for an initial purchase price of $500,000. In the event that Nextron completes a qualifying financing transaction by January 31, 2002, Nextron will pay Webb an additional $750,000 for the assets. If the financing transaction is not completed by January 31, 2002, but is completed by June 30, 2002, Nextron will pay Webb an additional $350,000 for the assets. If the financing transaction is not completed by June 30, 2002, Webb will not receive any additional consideration for the assets.

     As a result of the termination of this business, we recorded an impairment loss of $1,019,301 in the third quarter of 2001, related to intangible assets we acquired from Update Systems, Inc. in January 2000. The receipt of any additional proceeds as indicated above will increase the gain we recognize from the sale of these assets.

     The selling costs consist of fees to a financial advisory firm for which we issued a non-interest bearing note payable totalling $106,240, due and payable at the earlier of July 31, 2002, or the date that Webb completes a financing, and a three-year warrant to purchase 125,000 shares of our common stock at an exercise price of $2.50 per share. Webb can purchase the warrant at any time for $5.00 per share. We valued the warrant at $70,934 using the Black-Scholes option pricing model utilizing the following assumptions:

Exercise price                                               $2.50
Fair market value of common stock on valuation date          $0.93
Option life                                                3 years
Volatility rate                                               127%
Risk-free rate of return                                      7.0%
Dividend rate                                                   0%

(23) RESTATEMENT

     In December 1999, we issued a warrant to the holder of our 10% note payable in connection with amending the terms of our 10% note payable. This warrant was issued in connection with the sale of our series B preferred stock, which we completed in February 2000. We originally recorded the warrant, valued at $2,311,475, as a series B preferred stock offering cost. We have now determined that it is appropriate to re-characterize this warrant as additional consideration to the note holder, and have revised our accounting for this warrant to reflect it as a deferred financing asset related to the 10% note payable. Accordingly, the results of operations for periods after December 1999, have been restated to reflect such capitalization and amortization of the $2,311,475 as additional non-cash interest expense from the date of issuance to the date of maturity for the 10% convertible note payable, August 25, 2002.
This restatement has no effect on previously reported cash flows from operations, investing activities, or financing activities.

     As a result of the re-characterization of the warrant as noted above, the relative fair value of the series B preferred stock and the warrant issued therewith was also affected, resulting in additional proceeds being allocated to warrants and an equal reduction in proceeds allocated to additional paid-in capital, with no net impact on total stockholder's equity.

     During July and September 2000, we issued 912,500 shares of common stock of our subsidiary, Jabber, to Jabber employees, an officer of Webb and members of the Jabber advisory boards for services provided to Jabber and to be rendered in future periods. Certain of the shares were vested immediately, and certain shares vest over a periods ranging from one month to two years. We recorded the estimated fair value of these shares and the related deferred compensation totalling $523,700 on the grant date. Through December 31, 2000, we recorded compensation expense totalling $276,337. In our previously reported results for the year ended December 31, 2000, we recorded minority interest on our balance sheet equal to the total value of the common stock and did not allocate any of Jabber's losses to the minority shareholders of Jabber. We have revised our accounting for the minority interest to reflect the minority share of Jabber's losses in an amount equal to the minority interest share of Jabber's net assets.